UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

P. H. GLATFELTER COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

P. H. GLATFELTER COMPANY NOTICE OF ANNUAL MEETING OF SHAREHOLDERS Thursday, May 4, 2017 at 9:00 a.m. York County History Center, Historical Society Museum, 250 E. Market Street, York, PA 17403

The 2017 Annual Meeting of the Shareholders (“Annual Meeting”) of P. H. Glatfelter Company (the “Company”), a Pennsylvania corporation, will be held on Thursday, May 4, 2017 at 9:00 a.m., to consider and act upon the following items:

1.	the election of nine members of the Board of Directors of the Company (the “Board”) to serve until our next Annual Meeting and until their successors are elected and qualified;
2.	a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017;
3.

approval of the Company’s Amended and Restated Long-Term Incentive Plan (the “Plan”) for purposes of complying with Section 162(m) of the Internal Revenue Code, including an increase in the number of shares available to be awarded under the Plan;

4.	advisory approval of the Company’s executive compensation and pay practices;
5.	a non-binding advisory vote on the frequency with which shareholders will be asked to give an advisory vote on executive compensation and pay practices; and
6.	such other business as may properly come before the Annual Meeting.

Only holders of record of the Company’s common stock at the close of business on March 10, 2017 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting or not, please vote your proxy by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the U.S.). If you choose, you may still vote in person at the Annual Meeting, even if you previously voted by telephone, internet or mail.

Kent K. Matsumoto, Secretary

March 30, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 4, 2017:  P. H. Glatfelter Company’s proxy statement for the 2017 Annual Meeting of Shareholders and 2016 Annual Report are available via the Internet at www.glatfelter.com/about_us/investor_relations/sec_filings.aspx

FREQUENTLY ASKED QUESTIONS

When and where is the Annual Meeting?

The 2017 Annual Meeting of Shareholders will be held on Thursday, May 4, 2017, at 9:00 a.m., at the York County History Center, Historical Society Museum, 250 East Market Street, York, PA 17403.

Who may attend the meeting and what else is required for admittance?

Only shareholders of the Company’s common stock on the Record Date may attend the Annual Meeting, and those shareholders attending in person must present an admission ticket or other proof of stock ownership to be admitted to the Annual Meeting.  For example, a shareholder may present an account statement or a letter from his/her bank or broker confirming that the shareholder owned Company common stock on the Record Date.

•

For registered shareholders of the Company, an admission ticket is attached to their proxy card.  Registered shareholders planning to attend the Annual Meeting are requested to vote in advance of the Annual Meeting by telephone, internet or mail by completing and mailing in their proxy card, retaining the admission ticket and presenting the ticket at the Annual Meeting if they plan to attend.

•

Shareholders whose shares are registered in the name of a bank, broker or other institution are referred to as “beneficial owners” of Company stock.  Beneficial owners should have received voting instructions or a proxy card from their broker or agent rather than from the Company and should follow the voting instructions provided by their broker or agent to ensure that their votes are counted.

What is the difference between a registered shareholder and a beneficial owner?

If your shares are registered in your name in the records of our transfer agent, Computershare, you are a “registered shareholder,” also sometimes called a shareholder (or stockholder) of record.  If you are a registered shareholder, we sent this Notice directly to you.

If your shares are held in the name of your broker or bank, your shares are held in “street name” and you are considered the “beneficial owner.” This Notice has been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record for those shares.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by following the voting instructions included in the mailing.

Why did I receive these materials?

You are receiving these materials because, as a shareholder, the Company is soliciting your vote on matters to be considered at the 2017 Annual Meeting.  No director of the Company has informed the registrant in writing that he or she intends to oppose any action.  The Notice of Annual Meeting, this proxy statement, the accompanying proxy card and our 2016 Annual Report to shareholders, were first sent or given on or about March 30, 2017.  Please read this proxy statement and vote your shares by mailing the attached proxy card, voting online, by telephone or in person at the Annual Meeting.  The Board has appointed directors Richard C. Ill and Ronald J. Naples, or either of them (the “Proxy Holders”) with power of substitution, to vote all properly executed proxies received from shareholders entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Who is entitled to vote?

Shareholders of record as of the close of business on March 10, 2017, the Record Date, may vote at the Annual Meeting.  At the close of business on March 10, 2017, there were 43,558,387 shares of the Company’s common stock issued and outstanding and eligible to vote at the Annual Meeting.

How do I vote?

If you are a registered shareholder.  If you hold your shares in your own name as a holder of record, you may vote in person at the Annual Meeting or instruct the proxy holders named in the enclosed proxy card how to vote your shares.  You may vote your proxy by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States).  Please make certain you mark, sign and date your proxy card prior to mailing.  All valid proxies received and not revoked prior to the Annual Meeting will be voted in accordance with your instructions.

If you are a beneficial owner.  If your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you should receive directions from your bank or broker that you must follow in order to have your shares voted.

Will my shares be voted if I do not sign and return my proxy card?

If a shareholder of record signs and returns the accompanying proxy card, but does not make any selections, the Board’s appointed Proxy Holders will have discretion to vote the shareholder’s shares on behalf of the shareholder at the Annual Meeting as recommended by the Board.

If a beneficial owner of shares does not provide the bank or broker holding such shares with specific voting instructions, under the rules of various national and regional securities exchanges, the shareholder’s bank or broker may generally vote on routine matters but cannot vote on non-routine matters.  Proposal 1 (election of directors), Proposal 3 (approval of amendments to the Long-Term Incentive Plan), Proposal 4 (advisory vote on executive compensation) and Proposal 5 (advisory vote on the frequency of holding the advisory vote on executive compensation) are non-routine matters.  The Company believes Proposal 2 (ratification of auditors) is routine.

If a shareholder’s bank or broker does not receive the shareholder’s instructions on how to vote the shareholder’s shares on a non-routine matter, the shareholder’s bank or broker will inform the Company it does not have the beneficial owner’s authority to vote on the non-routine matter.  We encourage beneficial shareholders to provide voting instructions to the bank, broker or agent holding their shares by carefully following the instructions in the notice provided by the shareholder’s bank, broker or agent.

How do I change my vote or revoke my proxy, if I wish to do so?

Shareholders of record can revoke their proxy at any time before their shares are voted if they (1) deliver a written revocation of their proxy to the Company’s Secretary; (2) submit a later-dated proxy (or voting instruction form if they hold their shares in street name); or (3) vote in person at the Annual Meeting.  Shareholders who are beneficial owners should follow the instructions provided by their respective broker or bank to change their vote.

What is the required quorum to hold this Annual Meeting?

As of March 10, 2017, 43,558,387 shares of the Company’s common stock were outstanding and entitled to vote.  The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter.  Abstentions or broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a broker or bank holding shares for a beneficial owner does not vote on a particular matter because the broker or bank does not have discretionary voting authority to vote on the proposal, and the beneficial owner has not provided voting instructions.

May shareholders ask questions at the Annual Meeting?

Yes.  After the formal business of the meeting has concluded and adjourned, the chairman of the meeting will answer questions from shareholders during the designated question and answer period of the meeting.  To provide an opportunity for everyone wishing to ask a question, shareholders will be limited to three (3) minutes each to present their question.  When speaking, shareholders must direct questions to the chairman and conﬁne their questions to matters relating directly to the business of the meeting.  Shareholders will not be permitted to make statements.

Who pays for the proxy solicitation related to the Annual Meeting?

The Company pays the cost of preparing, printing, assembling and mailing this proxy statement and other proxy solicitation materials.  The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the proxy statement and other proxy solicitation materials to beneficial owners.  In addition to the solicitation of proxies by mail, some of our directors, officers, other employees and agents may solicit proxies personally, by telephone and by other means.  The officers and directors who may solicit proxies personally receive no special compensation for any solicitation activities.

What proposals will be acted upon at the meeting, and what number of votes is needed for the proposals to be adopted?

Proposal		Vote Required	Broker Discretionary Voting Allowed?	Effect of Abstention	Effect of Broker Non-Votes
1	Election of Directors for a One-Year Term	Majority of Votes Cast (as described below)	No	Not counted	Not counted
2	Ratification of Deloitte as Independent Registered Public Accounting Firm	Majority of Votes Entitled to be Cast	Yes	Vote Against	Not applicable, as this is a routine matter
3	Approval of Amendments to Long-Term Incentive Plan	Majority of Votes Entitled to be Cast	No	Vote Against	Not counted
4	Advisory Vote on Executive Compensation	Majority of Votes Entitled to be Cast	No	Vote Against	Not counted
5	Frequency of Advisory Vote on Executive Compensation	Majority of Votes Entitled to be Cast	No	Vote Against	Not counted

Election of Directors.  As required by our bylaws, each of the nine nominees for election has submitted an irrevocable resignation in advance.  Because each of the nominees is an incumbent director, the following procedure applies if the nominee receives a plurality but not a majority of votes cast.  Although the nominee will have been elected, the Board will determine whether to accept the nominee’s advance irrevocable resignation, since the nominee did not receive a majority of the votes cast for each director.  For more information regarding the election of directors and the resignation procedure, see the discussion of the “Director Voting and Resignation Policy” in the “Corporate Governance and Board” section of this proxy statement.

Ratification of Independent Registered Public Accounting Firm.  A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the ratification of Deloitte & Touche LLP as the Company’s independent public accounting firm for the proposal to be adopted.

Approval of Amendments to the Long-Term Incentive Plan. A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the approval of the proposed amendments to the Company’s Long- Term Incentive Plan for the proposal to be adopted.

Advisory Vote on Executive Compensation (“Say-on-Pay” Vote).  This proposal gives you, as a shareholder, the opportunity to endorse, not endorse or take no position on our compensation program for the Named Executive Officers (“NEOs”).  A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the proposal to approve the executive compensation for the proposal to be adopted.  While the Board intends to carefully consider the shareholder vote on this proposal, this vote is not binding on the Company and is advisory in nature.

Frequency of Say-on-Pay Voting. This proposal gives you, as a shareholder, the opportunity to inform the Company as to how often you wish the Company to conduct a “Say-on-Pay” advisory vote on executive compensation. A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the approval of the frequency of Say-on-Pay voting.  If no option receives a majority of the votes entitled to be cast, then the option that receives the most votes will be deemed to be the shareholders’ recommendation with respect to the frequency with which the Say-on-Pay vote appears in the Company’s proxy statement.  While our Board intends to carefully consider the shareholder vote on this proposal, this vote is not binding on the Company and is advisory in nature.

What are the Board of Director’s recommendations for voting on these proposals?

The Board recommends a vote:

•	FOR the election of the nine nominees for director;
•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;
•	FOR approval of the proposed amendments to the Long-Term Incentive Plan;
•	FOR approval of the Company’s compensation policies and practices, and current executive compensation as discussed in this proxy statement; and
•	That the Company will continue to conduct a “Say-on-Pay” advisory vote on executive compensation every year.

What are my options for voting on these proposals?

A shareholder is entitled to one vote per share of stock owned on the Record Date, on each item of business presented at the Annual Meeting, except each shareholder has cumulative voting rights for electing directors.  Cumulative voting means a shareholder is entitled to as many votes in electing directors as is equal to the number of shares of common stock owned by the shareholder on the Record Date, multiplied by the number of directors to be elected.  Accordingly, for the election of nine directors, a shareholder may either cast that total number of votes “For” or “Withhold” all of those votes from a single nominee. The shareholder may also distribute or withhold the total number of votes among the nine nominees as the shareholder determines, up to the number of shares of common stock owned by the shareholder on the Record Date, multiplied by nine. To utilize cumulative voting, a shareholder must check the appropriate box on the proxy card.

For the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

For the proposal to approve amendments to the Company’s Long-Term Incentive Plan, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

For the non-binding advisory vote on executive compensation, commonly known as a “say-on-pay” vote, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

For the non-binding advisory vote on the frequency with which the Company will conduct an advisory vote on executive compensation, a shareholder may vote that such advisory vote be taken every year, every two years, or every three years, or “Abstain” from voting.

Aside from these proposals, will any other business be acted upon at the meeting?

No.  The Company’s by-laws required shareholders to submit to the Company, by December 1, 2016, notice of all director nominations and shareholder proposals to be considered at the 2017 Annual Meeting, regardless of whether shareholders sought inclusion of their nomination or proposal in this proxy statement or intended to solicit proxies on their own.  Because the Company did not receive any such notice of nominations or proposals, no other director nominations, shareholder proposals or other matters will be considered at the 2017 Annual Meeting.

How may a shareholder present a proposal for next year’s Annual Meeting?

A shareholder wishing to present a proposal at the 2018 Annual Meeting must submit it to the Company’s Secretary prior to the preparation of the 2018 proxy statement, and the Company’s by-laws prescribe the procedures a shareholder must follow.  To present a proposal for consideration at the 2018 Annual Meeting, whether or not the shareholder wishes to include the matter in the proxy statement for that meeting, a notice including all of the information required by the Company’s by-laws must be submitted in writing to the Company’s Secretary and delivered to, or mailed and received by, the Company no later than the close of business on November 30, 2017, regardless of delivery method.

How may a shareholder nominate a candidate to sit on the Board of Directors?

A shareholder may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board.  Shareholder recommendations for director nominees will receive the same consideration by the Nominating and Corporate Governance Committee that all other director nominee recommendations receive.  If a shareholder wishes to recommend a nominee for director, the shareholder must submit such recommendation in writing, together with any supporting materials deemed appropriate, to the Company’s Secretary. Such recommendation must be made in accordance with the procedures described herein and in the Company’s by-laws.  To nominate a candidate for director at the 2018 Annual Meeting, notice of the nomination must be in writing and delivered to, or mailed and received by, the Company no later than the close of business on November 30, 2017.

What must be included in the notice to submit a shareholder proposal or to nominate a director candidate?

Requirements for the notice are as follows:

•

A proposal submitted by a shareholder must include a description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest the shareholder has in the business.

•

A nomination for election to the Board must include information regarding the nominee (name, address, occupation, number of shares held and a representation by both shareholder and nominee that there are no undisclosed voting arrangements).

•	The notice must include:
-	the shareholder’s name and address, a description of the shares held and a description of any arrangement or agreement with other shareholders or the nominee with respect to the nomination;
-	a representation that the shareholder will attend the 2018 Annual Meeting, in person or by proxy, and will submit the proposal or make the nomination;
-	a description of any hedging arrangements for Company stock into which the shareholder has entered; and
-	a statement whether the shareholder intends to solicit, or participate in the solicitation of, proxies for the proposal or nomination.

This is a general description of the notice required to submit a proposal or nomination for consideration at the 2018 Annual Meeting.  The Company’s by-laws contain a complete description of the notice requirements for shareholder proposals.  Copies of the Company’s by-laws may be obtained from the Company’s website at www.glatfelter.com/about_us/corporate_governance/bylaws.aspx or at no charge from the Company’s Secretary.  The proposal and notice must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How may a shareholder communicate with the Company’s Board or the non-management directors of the Company?

A shareholder may address written correspondence to the Board or any individual director (whether management or non-management), c/o Company Secretary, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401-1434.  The Company’s Board has approved a process whereby the Secretary of the Company will receive, review and, as appropriate, forward any communications addressed to the Board or a director to the Chair of the committee responsible for the matter addressed in the communication.  All communications regarding accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee.  Alternatively, the Board has established a method for interested parties to communicate directly with the entire Board or any non-management director by calling the Company’s toll-free Integrity Helpline at 800-346-1676.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the Company’s shareholders will vote to fill nine director positions, each for one-year terms expiring on the date of the Company’s 2018 Annual Meeting of Shareholders and until their respective successors are elected and qualified.  The Board recommends that shareholders vote “For” each of the following director nominees: Bruce Brown, Kathleen A. Dahlberg, Nicholas DeBenedictis, Kevin M. Fogarty, J. Robert Hall, Richard C. Ill, Ronald J. Naples, Dante C. Parrini and Lee C. Stewart, each of whom is currently serving as a director of the Company, for a one-year term expiring at the 2017 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

All nominees have consented to serve if elected to the Board.  If at the time of the Annual Meeting a director nominee is unable to serve, an event the Board does not anticipate, the Proxy Holders will vote for a substitute nominee as may be designated by the Board unless the Board reduces the number of directors accordingly.

The following table highlights director nominee information obtained in part from the respective nominees and in part from Company records.

Name	Age	Director Since	Occupation	Other Public Boards	Committee Memberships
					Audit	Comp	Fin	Nom & Gov
Bruce Brown*	58	2014	Retired Chief Technology Officer, Procter & Gamble	2
Kathleen A. Dahlberg*(L)	64	2001	CEO, G.G.I., Inc.	-
Nicholas DeBenedictis*	71	1995	Retired Chairman & CEO, Aqua America	3
Kevin M. Fogarty*	51	2012	President, CEO, Kraton Performance Polymers, Inc.	1
J. Robert Hall*	64	2002	CEO, Ole Smoky Distillery	-
Richard C. Ill*	73	2004	Retired Chairman & CEO, Triumph Group, Inc.	3
Ronald J. Naples*	71	2000	Chairman Emeritus, Quaker Chemical Corp.	1
Dante C. Parrini	52	2010	Chairman, CEO, P. H. Glatfelter Co.	1
Lee C. Stewart*	68	2002	Private Financial Consultant	1
* indicates director is independent C indicates Committee Chair (L) indicates Lead Director

The Board recommends a vote “FOR” each of the director nominees.

Additional Information about Director Nominees

Bruce Brown

Mr. Brown joined the Company’s Board in 2014.  He retired in 2014 from his position as the Chief Technology Officer of Procter & Gamble, Inc. (“P&G”), a publicly traded consumer goods company.  With 34 years of experience at P&G, Mr. Brown’s responsibilities included leadership for P&G’s Innovation and Technology Program and Global Research & Development.  Globally recognized as an innovation thought leader, Mr. Brown also serves on the Board of Directors for Nokia in Finland; the Government of Singapore’s Agency for Science, Technology and Research; and the Board of Directors for Medpace Holdings, Inc. in the United States.

Specific qualifications and experience of particular relevance to the Company:

Mr. Brown is a proven leader in innovation, global expansion and organizational leadership development and he has familiarity with a number of the Company’s products and materials.  He brings over three decades of business-building experience to our Board and has five years of experience as a director of a public company.

Kathleen A. Dahlberg

Ms. Dahlberg joined the Company’s Board in 2001.  Since 2006 she has been the Chief Executive Officer of G.G.I., Inc. (formerly known as 2Unify LLC), a private company specializing in strategic consulting for companies in various industries and sectors. She served as a director of Theragenics Corporation from May 2008 to November 2013.  Ms. Dahlberg has held Vice President positions with BP Amoco, Viacom International, McDonalds Corporation, Grand Metropolitan PLC and American Broadcasting.

Specific qualifications and experience of particular relevance to the Company:

Ms. Dahlberg has significant experience in emerging technologies, acquisitions and divestitures, manufacturing, consumer goods, professional services, international operations, strategic planning, operations and risk management and corporate governance.  She has more than 20 years of experience as a director of public companies.

Nicholas DeBenedictis

Mr. DeBenedictis joined the Company’s Board in 1995.  He served as Chairman, Chief Executive Officer and President of Aqua America, Inc., a publicly traded water company, from May 1992 until July 2015, when he retired as CEO and remained as Chairman of the Board. He has also served as a director of Exelon Corporation since 2003 and joined the Board of Mistras Group in October 2015.  Prior to joining Aqua America, Mr. DeBenedictis was Senior Vice President of Corporate and Public Affairs for PECO Energy, a $4 billion nuclear utility, responsible for government relations, overseeing development of economic and environmental policies and implementation of the utility’s public policy positions.  Mr. DeBenedictis was President of the Greater Philadelphia Chamber of Commerce from 1986 to 1989.  He also served in two Pennsylvania government cabinet positions: Secretary of the Department of Environmental Resources and Director of the Office of Economic Development, and has held senior-level positions with the U.S. Environmental Protection Agency.

Specific qualifications and experience of particular relevance to the Company:

Mr. DeBenedictis has significant experience with government and public policy, regulated industries, public-company finance and financial reporting, as well as strategic planning, operations and risk management and corporate governance.  He has more than 20 years of experience as a director of public companies.

Kevin M. Fogarty

Mr. Fogarty joined the Company’s Board in 2012.  He has been the President and Chief Executive Officer of Kraton Performance Polymers, Inc., a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, since 2008.  Prior to being appointed President and Chief Executive Officer, Mr. Fogarty served as its Executive Vice President of Global Sales and Marketing from June 2005.  He was named a director of Kraton in 2009, and a director of its principal operating subsidiary, Kraton Polymers LLC, in 2008.  Prior to joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including President for Polymer and Resins at Invista and President of KoSa's Polymer and Intermediaries business.

Specific qualifications and experience of particular relevance to the Company:

Mr. Fogarty has significant experience with manufacturing, international operations, strategic partnerships, public-company accounting and financial reporting and new product development, as well as strategic planning, operations and risk management and corporate governance.  He has more than seven years of experience as a director of public companies.

J. Robert Hall

Mr. Hall joined the Company’s Board in 2002.  He has been the Chief Executive Officer of Ole Smoky Distillery, a craft distillery in Tennessee, since July 2016. From January 2014 until July 2016, Mr. Hall served as a Managing Director of Centerview Capital, an operationally oriented private equity firm focused on the U.S. consumer middle market. Previously he was the Chief Executive Officer of Ardale Enterprises LLC, a private company specializing in acquisition-related activities in the food, beverage and consumer products industry, and in this role was a Senior Advisor to Centerview Capital since 2009. Prior to forming Ardale, Mr. Hall spent over 20 years in the food and consumer goods industry, holding various positions with Nabisco, Kraft and Nestle. While at Nabisco, he was President of Nabisco's Specialty Products Company in the United States and President of Christie Brown & Company, Ltd., the maker of Nabisco cookies and crackers in Canada. Mr. Hall has also been President of Lenox Brands, Chairman of Wise Foods and has served on the board of Ault Foods Ltd., a $1.3 billion dairy products company in Canada.

Specific qualifications and experience of particular relevance to the Company:

Mr. Hall has significant experience in general management, financial services, consumer goods, manufacturing, marketing, sales, new product development, strategic planning, M&A and corporate governance.  Mr. Hall has more than 17 years of experience as a director of public companies.

Richard C. Ill

Mr. Ill joined the Company’s Board in 2004.  He served as the Chairman and Chief Executive Officer of Triumph Group, a publicly held, international aviation services company, from 2009 to 2012 and as its President and Chief Executive Officer from 1993 to 2009 and 2014 to 2016.  Mr. Ill held a variety of senior executive positions with Alco Standard Corporation before he founded what is now Triumph Group.  He has over 45 years of public company experience in management, manufacturing and operations.   In addition to his continued service on the Triumph board, Mr. Ill has served as a director of Mohawk Industries, Inc. since May 2011.  He also served as a director of Airgas, Inc., from July 2004 through September 2010 and November 2013 until the company was sold in 2016

Specific qualifications and experience of particular relevance to the Company:

Mr. Ill has significant experience with general management, acquisitions and strategic partnerships, manufacturing, professional services, international operations, research and development and regulated industries, strategic planning, operations and risk management and corporate governance.  He has over 20 years of experience as a director of public companies.

Ronald J. Naples

Mr. Naples joined the Company’s Board in 2000.  He served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. In this role he was tasked with reviewing, monitoring and advising on Pennsylvania’s spending of American Recovery and Reinvestment Act funds.  From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a publicly held, specialty chemical company serving the metalworking and manufacturing industries worldwide, and he served as Quaker's Chief Executive Officer from 1995 to 2008. From 1981 until July 1995, he was Chief Executive Officer of Hunt Manufacturing Company, a publicly held consumer and commercial products company, and served as Hunt’s Chairman from 1986 to 1995.  Mr. Naples is a former White House Fellow and served in the Ford Administration as Assistant to the Counselor to the President for Economic Affairs and as a Special Assistant to the head of the Federal Energy Administration. Mr. Naples currently serves as a director of Glenmede Trust Company, the Philadelphia Contributionship and Penn National Gaming, and is a former Chairman of the Federal Reserve Bank of Philadelphia.

Specific qualifications and experience of particular relevance to the Company:

Mr. Naples has significant experience with government and public policy, professional services, manufacturing, international operations, public-company finance and financial reporting, strategic planning, operations and risk management and corporate governance.  Mr. Naples has over 35 years of experience as a director of public companies.

Dante C. Parrini

Mr. Parrini joined the Company’s Board in 2010.  He is currently the Chairman, President and Chief Executive Officer of P. H. Glatfelter Company.  He has been President and Chief Executive Officer since January 2011 and Chairman of the Board since May 2011.  Mr. Parrini previously served as Glatfelter’s Executive Vice President and Chief Operating Officer from 2005 until 2010.  From 2003 to 2005, he was Senior Vice President and General Manager of the Company. Mr. Parrini joined Glatfelter in 1997 and, prior to 2003, held various executive positions responsible for the Company's operations, sales and marketing.  He has served on the board of H. B. Fuller Company since 2012.

Specific qualifications and experience of particular relevance to the Company:

Mr. Parrini has significant experience leading worldwide operations, including international and domestic sales, marketing, research and development, global supply chain, information technology and corporate program management, overseeing legal and human resource functions and leading strategy development.  His more than 22 years of executive experience include six years as a director of public companies.

Lee C. Stewart

Mr. Stewart joined the Company’s Board in 2002.  He is a private financial consultant with over 25 years of experience as an investment banker. He was a Vice President at Union Carbide Corporation from 1996 to 2001, responsible for various treasury and finance functions, and from 2001 to 2002 was CFO of Foamex International, Inc. Mr. Stewart was a director of ITC Holdings Corp., a New York Stock Exchange-listed electricity transmission company, from 2005 through 2016 when ITC was acquired by Fortis. Mr. Stewart also served as a director of AEP Industries, Inc., a NASDAQ-listed chemical company from 1996 to 2017.  On January 20, 2017 AEP was sold to Berry Plastics and Mr. Stewart resigned along with the other AEP board members.  Mr. Stewart served as a director of Marsulex, Inc., a chemical company listed on the Toronto Stock Exchange, from 2000 until its sale in 2011, and Momentive Performance Materials Inc., a specialty chemical company in silicone and advanced materials, from May 2013 through its successful emergence from bankruptcy in October 2014.

Specific qualifications and experience of particular relevance to the Company:

Mr. Stewart has significant experience with professional services, financial services, finance and banking, public-company accounting and financial reporting, strategic planning, operations and risk management and corporate governance.  He has over 20 years of experience as a director, having first served on the board of a public company in 1996.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year 2017, subject to ratification by the Company’s shareholders.  Deloitte audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2016.

Although shareholder ratification is not required by our organization documents or applicable law, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of Deloitte.  In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection.

A Deloitte representative is expected to attend the Annual Meeting and will be available to respond to appropriate shareholder questions.

What did the Company pay its independent registered public accounting firm in 2015 and 2016?

For the years ended December 31, 2015, and December 31, 2016, the aggregate fees paid to Deloitte by the Company were as follows:

	2015	2016
Audit Fees (1)	$2,811,901	$2,766,209
Audit Related Fees (2)	41,623	64,809
Tax Fees (3)	271,757	595,413
All Other Fees (4)	30,732	19,700
Total Fees	$3,156,013	$3,446,131

(1)

Audit Fees - For Deloitte’s audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, due diligence services (if any) and services normally provided for statutory and regulatory filings or engagements.

(2)

Audit-Related Fees - For Deloitte’s assurance and related services reasonably related to the performance of the audit or review of the Company’s consolidated financial statements that are not reported under footnote (1) above.

(3)	Tax Fees - For Deloitte’s tax compliance, tax advice and tax planning services, including tax planning and consultations; tax audit assistance; and tax work stemming from “Audit-Related” items.
(4)	All Other Fees – subscription for a Human Resources database providing research, benchmarking, and related services.

All of Deloitte’s 2016 services for the Company were permissible under applicable laws and regulations and were pre-approved by the Audit Committee.  The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”) provides for the pre‑approval of audit and non-audit services performed by Deloitte.  Under the Pre-Approval Policy, the Audit Committee must pre-approve specific services, including fee levels, to be performed by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services).  For fiscal year 2016, 100% of Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee. The Audit Committee may delegate this authority in writing to one or more of its members, and in such case the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

The Board recommends a vote “FOR” ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm.

PROPOSAL 3: APPROVE THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN, INCLUDING AN INCREASE IN THE NUMBER OF SHARES AVAILABLE TO BE AWARDED UNDER THE PLAN

The Company currently maintains the P. H. Glatfelter Amended and Restated Long-Term Incentive Plan (referred to as the “Plan”). On February 23, 2017, the Company’s Board approved, subject to shareholder approval, an amendment and restatement of the Plan (referred to as the “Amended Plan”). The Board recommends that the shareholders approve the Amended Plan at this Annual Meeting.

Shareholder approval of the Amended Plan is being sought in order to (i) authorize additional shares, (ii) meet the listing requirements of the New York Stock Exchange, (iii) extend the term of the Amended Plan until May 4, 2027, (iv) permit (but not require) certain awards under the under the Amended Plan to qualify for an exemption from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code (referred to as the “Code”) as performance based compensation, as determined by the Compensation Committee (referred to in this Proposal 3 as the “Committee”), and (v) allow incentive stock options to meet the requirements of Section 422 of the Code. If the shareholders do not approve the Amended Plan, the existing Plan will continue in effect, and the proposed changes, including the 1,840,000 increase in the number of shares of common stock available for awards, will not be effective.

The Amended Plan is set forth in full at Appendix A to this Proxy Statement. A summary of the principal provisions of the Amended Plan is set forth below. This summary does not purport to be a complete description of all the provisions of the Amended Plan and is qualified in its entirety by reference to the complete text of the Amended Plan attached as Appendix A.

What principal changes have been made by the Amended Plan?

The principal changes made by the Amended Plan are to:

•	Increase the number of shares of common stock available for awards under the Amended Plan by an additional 1,840,000 shares.

•

Provide that the maximum aggregate number of shares subject to stock options and stock appreciation rights (“SARs”) granted under the Amended Plan to any employee during any calendar year will not exceed 500,000 shares and the maximum aggregate number of shares subject to all share-based awards other than options and SARs granted under the Amended Plan to any employee during any calendar year will not exceed 500,000 shares.

•

Provide that cash dividends and dividend equivalents that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code and that any individual employee may accrue for any calendar year pursuant to awards under the Plan may not exceed $500,000 in total value.

•

Provide that the grant date value of awards granted under the Plan to each non-employee director, when combined with any cash fees payable to the non-employee director, during any calendar year will not exceed $500,000.

•	Remove discretion of the Committee to provide for a different definition of change in control in an award agreement, subject to compliance with Section 409A of the Code.

•	Expand the performance metrics that the Committee may consider when granting performance awards that comply with the performance-based compensation exception under Section 162(m) of the Code.

•	Provide that any dividend rights or dividend equivalents granted with awards will vest and be paid only if and to the extent the underlying awards vest and are paid.

•	Provide for double-trigger vesting in the event of a change in control, as further described under “What are the consequences of a change in control?”

•	Provide the Committee with discretion to provide for share withholding for taxes at rates in excess of the minimum statutory rate.

•	Provide that the number of shares subject to incentive stock option awards made on or after May 4, 2017 may not exceed 2,244,260 shares, subject to adjustments.

•	Extend the expiration of the Amended Plan until May 4, 2027.

•	Make other appropriate changes.

The effective date of the Amended Plan will be the date on which the shareholders approve the Amended Plan, which is expected to be May 4, 2017 (referred to as the “effective date”).

The Amended Plan will become effective only if it is approved by the Company’s shareholders. With the exception of providing the Committee with discretion to provide for share withholding for taxes at rates in excess of the minimum statutory rate, the Amended Plan will apply only to awards granted on or after the effective date, and awards granted prior to the effective date shall continue to be governed by the applicable award agreements and the terms of the Plan without giving effect to changes made by the Amended Plan.

How was the increase in the number of shares available under the Amended Plan determined?

As of February 28, 2017, 404,260 shares remain available for grant under the Plan. The Board believes that attracting and retaining non-employee directors, officers, other employees and consultants of high quality has been and will continue to be essential to the Company’s growth and success. The Board believes that the Company’s interests and the interests of the Company’s shareholders will be advanced if the Company can continue to offer non-employee directors, officers, other employees and consultants the opportunity to acquire or increase their proprietary interests in the Company.

If this Proposal 3 is approved by the Company’s shareholders at the Annual Meeting, the  number of shares reserved for issuance under the Amended Plan for awards granted on or after May 4, 2017 will be 2,244,260, which is calculated as follows: (i) 1,840,000 shares, plus (ii) 404,260 shares, which is the number of shares available for the grant of awards under the Plan as of February 28, 2017, subject to adjustments as described under “How many shares may be issued under the Amended Plan?” and “How can the number of shares available for issuance under the Amended Plan be adjusted in the event of a change in Company stock?” The number of shares in clause (ii) above will be reduced by the number of shares subject to awards granted under the Plan after February 28, 2017 and prior to the effective date, if any. The Board believes an increase in the maximum number of shares that may be issued under the

Amended Plan by 1,840,000 shares will ensure that the Company continues to have a sufficient number of shares with which to achieve the Company’s compensation strategy and to allow for growth.

When deciding on the number of shares to be available for awards under the Amended Plan, the Board considered a number of factors, including the number of shares currently available under the Plan, the Company’s past share usage (referred to as “burn rate”), the number of shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with the Company’s equity award practices, and input from the Company’s shareholders.

Dilution Analysis

As of February 28, 2017, the Company’s capital structure included 43,558,387 outstanding shares of common stock. As of February 28, 2017, 404,260 shares remain available for grant of awards under the Plan. The proposed share authorization is a request for 1,840,000 additional shares to be available for awards under the Amended Plan.

The table below shows the Company’s potential dilution (referred to as “overhang”) levels based on the Company’s diluted common shares and the Company’s request for 1,840,000 additional shares to be available for awards under the Amended Plan. The 1,840,000 additional shares represent approximately 3.7% of diluted shares of Company common stock, as described in the table below. The Board believes that this number of shares under the Amended Plan represents a reasonable amount of potential equity dilution and that equity awards are an important component of the Company’s equity compensation program. References in this Proposal 3 to “basic” shares are references to the number of outstanding shares held by shareholders, and references to “diluted” shares are references to the number of outstanding shares held by shareholders, plus the number of shares that have been authorized for issuance pursuant to convertible securities, such as Stock Only Stock Appreciation Rights (“SOSARs”), performance share awards and restricted stock units.

Potential Overhang with 1,840,000 New Shares

SOSARs Outstanding as of February 28, 2017	2,703,566
Weighted Average Exercise Price of SOSARs Outstanding as of February 28, 2017	$17.67
Weighted Average Remaining Term of SOSARs Outstanding as of February 28, 2017	5.8 years
Outstanding Restricted Stock Units and Performance Share Awards under the Plan as of February 28, 2017	886,447
Total Equity Awards Outstanding as of February 28, 2017	3,590,013
Shares Available for Grant under the Plan as of February 28, 2017	404,260
Additional Shares Requested Under the Amended Plan	1,840,000
Total Potential Overhang under the Amended Plan	5,834,273
Shares of Common Stock Outstanding as of February 28, 2017	43,558,387
Diluted Shares of Common Stock	49,392,660
Potential Dilution of 1,840,000 shares as a Percentage of Diluted Common Stock	3.7%

The “Outstanding Restricted Stock Units and Performance Share Awards” in the foregoing table are measured at target for the outstanding performance share awards, which can be paid at, above or below target, and include dividend equivalents that are that are payable in shares of common stock. Certain performance share awards can be paid at 0% to 200% of target. The “Diluted Shares of Common Stock” in the foregoing table consists of the “Common Stock Outstanding as of February 28, 2017” plus the “Total Potential Overhang under the Amended Plan” described in the foregoing table.

Based on the Company’s current equity award practices, the Company estimates that the authorized shares under the Amended Plan may be sufficient to provide the Company with an opportunity to grant equity awards for approximately three to four years, in amounts determined appropriate by the Committee. This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of the Company’s common stock, the mix of cash and equity awards provided as long-term incentive compensation, grant amounts provided by the Company’s competitors, payout of performance share awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Burn Rate

The Board considered the Company’s burn rate over the past three calendar years when deciding on the number of shares to be available for awards under the Amended Plan.  The burn rate for each year was calculated as follows:

(i)	the sum of equity awards granted in the applicable year, divided by

(ii)	the weighted average basic number of shares of common stock outstanding for the applicable year.

Dividend equivalents are included in the burn rate calculation because dividend equivalents under the outstanding awards granted to employees are paid in shares of common stock. Dividend equivalents under outstanding awards granted to non-employee directors are not included in the burn rate calculation because they are paid in cash.

The Company’s three-year average burn rate is approximately 1.6%, which means that the Company used an annual average of approximately 1.6% of the weighted average basic shares outstanding for awards granted over the past three years under the Plan.

How many shares may be issued under the Amended Plan?

The Amended Plan authorizes the issuance of an additional 1,840,000 shares of the Company’s common stock, subject to adjustment as described below. If the Company’s shareholders approve the Amended Plan, subject to the adjustments described below in this section and in “How can the number of shares available for issuance under the Amended Plan be adjusted in the event of a change in Company stock?,” the maximum aggregate number of shares of the Company’s common stock that may be issued under the Amended Plan for awards granted on or after the effective date is 2,244,260 shares, which is calculated as follows: (i) 1,840,000 shares, plus (ii) 404,260 shares, which represents the number of shares that remained available for awards under the Plan as of February 28, 2017. The number in (ii) above will be reduced by the number of shares subject to awards granted under the Plan after February 28, 2017 and before the effective date, if any.  The Amended Plan provides that 2,244,260 shares, subject to the adjustments as described below in this section and in “How can the number of shares available for issuance under the Amended Plan be adjusted in the event of a change in Company stock?” may be issued as incentive stock options under the Plan after the effective date.

The Amended Plan provides that any shares covered by an award that terminates, lapses or is forfeited or cancelled, or an award that is otherwise settled without the delivery of the full number of shares underlying the award, will, to the extent of any such forfeiture, termination, lapse, or cancellation, again be available for issuance under the Amended Plan. Shares withheld or surrendered for taxes payable on any award or for payment of the exercise price of an option may not be available for re-issuance under the Amended Plan. The full number of shares subject to a SAR settled in stock will be counted against the share limit under the Amended Plan. If shares are repurchased by the Company on the open market with the exercise price of options, the shares will not again be available for issuance under the Amended Plan.

Outstanding equity grants with respect to stock of an acquired company may be assumed or replaced by awards under the Amended Plan, and such substitute awards will not reduce the Amended Plan’s share reserve, consistent with applicable stock exchange requirements, and will not be limited by the Amended Plan’s individual limits described below.

Who administers the Amended Plan?

The Amended Plan is administered by the Committee, and all acts and authority of the Committee under the Plan are subject to the provisions of its charter and such other authority as may be delegated to the Committee by the Board. The Committee shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “outside directors” within the meaning of the regulations under Section 162(m) of the Code, and (iii) “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Company’s stock is at the time primarily traded. Awards to non-employee directors shall be administered by the Committee consistent with a Board-approved compensation program.

The Committee has the exclusive power to make awards, to determine when and to which eligible individual awards will be granted, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards and, subject to the terms of the Plan and applicable law, to cancel, suspend or amend existing awards. Subject to the terms of the Amended Plan, the Committee has the authority and discretion to determine the extent to which awards under the Amended Plan will be structured to conform with the requirements applicable to “qualified performance-based compensation” as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions as necessary to conform to such requirements.

Except to the extent prohibited by applicable law, the Committee may delegate all or any portion of its responsibilities to any person(s) selected by it, but the Committee cannot delegate such authority with respect to any participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

Who is eligible for awards under the Amended Plan?

Employees, officers, non-employee directors and consultants of the Company or any subsidiary or affiliate of the Company are eligible to participate in the Amended Plan. Eligible participants also include any individuals to whom an offer of employment or service has been extended. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are also eligible to receive awards under the Amended Plan, in substitution for awards granted by that company.

What are the limitations on awards that may be made to any individual participant under the Amended Plan?

Subject to adjustment as described below, the Amended Plan imposes the following individual limits:

•	The maximum aggregate number of shares for which options or SARs may be granted under the Amended Plan to any employee during any calendar year shall be 500,000 shares.
•

The maximum aggregate number of shares for which restricted stock, restricted stock units (“RSUs”), stock awards, other stock-based awards and performance awards may be granted under the Amended Plan to any employee during any calendar year shall be 500,000 shares.

•	If performance awards are denominated in cash value, the maximum aggregate cash value that may be granted under the Amended Plan to any employee during any calendar year shall be $3,500,000.
•

For dividends and dividend equivalents that are intended to comply with the performance-based exception under Section 162(m) of the Code, the maximum amount of cash dividends and dividend equivalents that any employee may accrue for any calendar year subject to awards under the Amended Plan is $500,000.

•

The maximum grant date value of shares subject to awards granted to any non-employee director, plus any cash fees paid to the non-employee director, during any calendar year shall not exceed $500,000 in total value under the Amended Plan. For purposes of this limit, the value of such awards shall be calculated based on the grant date fair value of such awards for financial reporting purposes.

What is the term of the Amended Plan?

No award will be granted under the Amended Plan after the tenth anniversary of the effective date. Unless otherwise expressly provided in the Amended Plan or in the applicable award agreement, any award granted prior to the termination date of the Amended Plan may extend beyond such termination date.

What types of awards are available under the Amended Plan?

Options and SARs. The Committee is authorized to grant incentive stock options and non-qualified stock options (collectively, “options”) and SARs to participants under the Amended Plan. The terms and conditions of each option and SAR granted will be determined by the Committee and set forth in the applicable award agreement.

The term of an option or SAR may not exceed ten years from the date of grant. The exercise price of an option or SAR may not be less than the fair market value of the underlying shares on the date of grant, except for outstanding equity grants with respect to stock of an acquired company that are assumed or replaced by awards under the Amended Plan. As long as the Company’s shares are traded on an established stock exchange, the fair market value will be the closing price for the shares as quoted on such exchange. The terms of any incentive stock option granted under the Amended Plan must comply in all respects with the provisions of Section 422 of the Code.

Subject to the terms of the Amended Plan and the related award agreement, any option or SAR may be exercised at any time during the period specified by the Committee. Unless the Committee determines otherwise, if a vested option or SAR would terminate at a time when trading in Company stock is prohibited by law or by the Company’s insider trading policy, the vested option or SAR may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the option or SAR).

The Committee has the discretion to determine the method of exercise of options, which may include paying the exercise price (i) in cash, (ii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iii) by “net exercise,” which is the surrender of shares for which the option is exercisable to the Company in exchange for shares equal to the amount by which the then fair market value of the shares subject to the option exceeds the exercise, or (iv) by such other method as the Committee may approve.

Restricted Stock and Restricted Stock Unit Awards. The Committee may grant restricted stock or RSUs to participants under the Amended Plan. The terms and conditions of each such award will be established by the Committee and set forth in an associated award agreement. The Committee has the discretion to impose restrictions, including limitations on the right to vote shares underlying restricted stock awards or the right to receive any dividends, which restrictions may lapse separately or in combination at such times as the Committee may deem appropriate.

Stock Awards and Other Stock-Based Awards. The Committee is authorized to grant stock awards to participants under the Amended Plan. Stock awards may be granted by the Committee in in lieu of any cash compensation or fees for services to the Company as the Committee, in its discretion, determines or authorizes. Stock awards will be evidenced by an agreement or in such other manner as the Committee may determine appropriate, including book-entry registration or issuance of stock certificates.

Subject to the terms of the Amended Plan, the Committee may grant to participants such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of the Company’s common stock as are deemed by the Committee to be consistent with the purposes of the Amended Plan. The Committee will determine the terms and conditions of such awards and set forth such terms and conditions in an award agreement.

Performance Awards. The Committee may grant performance awards to participants under the Amended Plan. Performance awards may be restricted stock, RSUs, stock awards, or other stock-based awards, and may be denominated in cash or shares. The terms and conditions of each such award will be fixed by the Committee and may include performance criteria determined by the Committee.

For performance awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the performance awards shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures, which shall be established within 90 days after the beginning of the performance period (and before 25% of the performance period has been completed), as determined in writing by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof, or earnings targets that are adjusted to eliminate specified earnings, such as earnings from non-core sources, gains from pension assets and timberland sales or unusual and non-recurring charges such as asset impairment charges or acquisition and integration related costs, capacity expansion costs, environmental compliance costs, and pension settlements); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt, net debt, debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital;

change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, divestitures, business expansion, product diversification and other non-financial operating and management performance objectives. Performance goals may be applied to either the Company as a whole or to a business unit or subsidiary entity, either individually, alternatively or in any combination, and may be measured over a period of time, including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.

To the extent consistent with Section 162(m) of the Code, the Committee may determine that adjustments will apply with respect to the determination of achievement of the performance goals,  to exclude the effect of any events that occur during a performance period, including: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including reductions in force and early retirement incentives; currency fluctuations; and any unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes to the financial statements appearing in the Company’s annual report to shareholders for the applicable year.

The Committee may, in its discretion, establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any performance award. The Committee may also reduce the amount of any performance award if it concludes that such reduction is necessary or appropriate based on: (i) an evaluation of such participant’s performance, (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry, (iii) the Company’s financial results and conditions, or (iv) such other factors or conditions that the Committee deems relevant. In addition to establishing minimum performance goals below which no compensation will be payable pursuant to a performance award, the Committee may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved. The Committee will not have the discretion to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

The Committee must certify achievement of the performance goals in writing prior to payment of performance awards. Performance awards shall be transferred or paid to the participant as determined by the Committee in the applicable award agreement. The Committee may provide in the award agreement that performance awards may be payable, in whole or in part, in the event of the participant’s death or disability, a change in control or under other circumstances consistent with Section 162(m) of the Code.

Dividend Rights and Dividend Equivalents. The Committee may grant dividend rights and dividend equivalents in connection with awards (other than options or SARs) under such terms and conditions as the Committee deems appropriate. Dividends and dividend equivalents shall vest and be paid only if and to the extent the underlying awards vest and are paid, as determined by the Committee. Dividend rights and dividend equivalents may be paid to participants currently or may be deferred, consistent with Section 409A of the Code, as determined by the Committee. Dividend rights and dividend equivalents may be accrued as a cash obligation, or may be converted to RSUs for the participant, as determined by the Committee. Unless otherwise specified in the award agreement, deferred dividend rights and dividend equivalents will not accrue interest. Dividend rights and dividend equivalents may be payable in cash or shares or in a combination of the two, as determined by the Committee in the award agreement.

How can the number of shares available for issuance under the Amended Plan be adjusted in the event of a change in Company stock?

In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of stock or other securities of the Company, issuance of warrants or other rights to purchase stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction for applicable financial accounting purposes, or otherwise affects the stock of the Company, then the Committee will adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan:

•

The number and type of shares of stock (or other securities or property) which thereafter may be made the subject of awards, including the individual limits set forth in the Amended Plan as described above.

•	The number and type of shares of stock (or other securities or property) subject to outstanding awards.
•

The grant, purchase, or exercise price of any award or the Committee may make provision for a cash payment to the holder of an outstanding award; provided, that the number of shares subject to any award shall always be a whole number.

•	Other value determinations and terms applicable to outstanding awards, including performance goals, consistent with the terms of the Amended Plan.

Are awards transferable?

Except as the Committee may otherwise determine, no award and no right under any award shall be assignable, alienable, saleable or transferable by a participant otherwise than by will or by the laws of descent and distribution; provided, however, that, a participant may designate a beneficiary to exercise the rights of the participant, and to receive any property distributable, with respect to any award upon the death of the participant.

Are awards subject to clawback or other Board policies?

All awards made under the Amended Plan shall be subject to any applicable clawback or recoupment policies, insider trading policies, policies prohibiting pledging or hedging of shares, and other policies that may be implemented by the Board from time to time.

What is a change in control?

A “change in control” of the Company means:

•

The acquisition, directly or indirectly, other than from the Company, by any person, entity or group (excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and, with respect to awards granted before February 26, 2015, any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter) (a “third party”) of beneficial ownership of 20% or more of  the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors.

•

Individuals who, as of the effective date, constitute the Board (the “incumbent directors”) cease in any 12 month period to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the incumbent directors who are directors at the time of such vote shall be, for purposes of this Plan, an incumbent director. However, the term incumbent director shall exclude any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a third party other than the Board.

•

Consummation of (a) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the surviving entity) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors, or (b) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a third party.

What are the consequences of a change in control?

Unless otherwise set forth in an award agreement, if a change in control occurs and participants’ awards remain outstanding after the change in control (or are assumed by, or converted to similar awards with equivalent value as of the date of the change in control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), and the participant incurs an involuntary separation from service by the Company or its affiliates or successors other than for cause (as defined in the award agreement) during a period specified by the Committee,  (i) all outstanding options and SARs shall automatically accelerate and become fully exercisable, (ii) any restrictions and conditions on outstanding stock awards and restricted stock shall immediately lapse, and (iii) awards of restricted stock units, other stock-based awards, or performance awards shall become payable. In that event, awards that are based on performance goals shall vest and be payable as determined by the Committee in the award agreement.

Unless otherwise set forth in an award agreement, if a change in control occurs and participants’ awards are not assumed by, or converted to similar awards with equivalent value as of the date of the change in control of, the surviving corporation (or a parent or subsidiary of the surviving corporation), (i) all outstanding options and SARs shall immediately vest and become exercisable, (ii) any restrictions on stock awards and restricted stock shall immediately lapse, and (iii) restricted stock units, other stock-based awards, or performance awards shall become payable as of the date of the change in control. In that event, awards that are based on performance goals shall vest and be payable as determined by the Committee in the award agreement.

Notwithstanding the foregoing, the Committee may establish such other terms and conditions relating to the effect of a change in control on awards as the Committee deems appropriate. In addition to other actions, in the event of a change in control, the Committee may take any one or more of the following actions with respect to any or all outstanding awards, without participant consent:  (i) determine that outstanding awards shall be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation); (ii) determine that outstanding options and SARs shall automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding stock awards and restricted stock shall immediately lapse; (iii) determine that participants shall receive a payment in settlement of outstanding awards of RSUs, other stock-based awards, or performance awards, in an amount and form determined by the Committee; (iv) require that participants surrender their outstanding options and SARs in exchange for a payment by the Company, in cash or shares as determined by the Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares subject to the participant’s unexercised options and SARs exceeds the exercise price, and (v) after giving participants an opportunity to exercise all of their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the change in control or such other date as the Committee may specify. Without limiting the foregoing, if the per share fair market value of the shares does not exceed the per share exercise price, the Company shall not be required to make any payment to the participant upon surrender of the option or SAR. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the change in control or such other date as the Committee may specify.

How can the Amended Plan be amended, modified or terminated?

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an award agreement or in the Amended Plan, the Board may amend, suspend, discontinue or terminate the Plan or any portion thereof at any time, provided that no such amendment, alteration, suspension, discontinuation or termination will be made without: (i) shareholder approval if such approval is necessary to comply with tax, legal, securities exchange or other regulatory requirements or (ii) the consent of the affected participant, if such action would adversely affect any material rights of such participant under any outstanding award.

Except in connection with a corporate transaction involving the Company, the Company may not, without shareholder approval (i) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs, (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price that is less than the exercise price of the original options or SARs, or (iii) cancel outstanding options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

The Committee may at any time modify, amend, or terminate any or all of the provisions of the Amended Plan to the extent necessary: (i) to conform the provisions of the Amended Plan with Section 409A of the Code and (ii) to enable the Amended Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any award, prospectively or retroactively, without the consent of the participant, consistent with the terms of the Plan; provided, that no such action will impair any material rights of a participant granted an award under the Amended Plan. The Committee is also authorized to make adjustments in terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the intended benefits, subject, with respect to awards intended to meet the requirements of Section 162(m) of the Code, to comply with the provisions of Section 162(m), as applicable.

What are the federal income tax consequences of awards granted under the Amended Plan?

The following brief description, which is based on existing law, summarizes the federal income tax consequences of the grant of awards under the Amended Plan. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change, which may affect the federal income tax consequences described below. The following summary of the federal income tax consequences in respect of the Amended Plan is for general information only. Interested parties should consult their own tax advisors as to specific tax consequences, including the application and effect of foreign, state and local laws.

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will generally realize taxable compensation at the date of exercise in the amount of the difference between the option price and the then market value of the shares, and income tax withholding requirements apply upon exercise. A deduction for federal income tax purposes will generally be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

Incentive Stock Options. An optionee is not taxed at the time an incentive stock option is granted. The tax consequences upon exercise and later disposition of the underlying stock generally depend upon whether the optionee was an employee of the Company or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the stock option.

If the optionee satisfies both the employment rule and the holding rule for income tax purposes, the optionee will not recognize income upon exercise of the stock option and the Company will not be allowed an income tax deduction at any time. The difference between the option exercise price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be.

If the optionee meets the employment rule but fails to observe the holding rule (a “disqualifying disposition”), the optionee generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option exercise price. Any excess of the sale price over the fair market value at the date of exercise will be recognized by the optionee as capital gain (long-term or short-term depending on the length of time the stock was held after the stock option was exercised). If the sale price is less than the fair market value on the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sale price over the option exercise price. In both situations, the tax deduction allowable to the Company is limited to the ordinary income recognized by the optionee. Under current Internal Revenue Service (“IRS”) guidelines, the Company is not required to withhold any federal income tax in the event of a disqualifying disposition. Different consequences may apply for an optionee subject to the alternative minimum tax.

Restricted Stock. Upon the grant of restricted stock, a participant will not recognize taxable income and the Company will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares on that date (less the price paid, if any, for such shares). Alternatively, a participant may file with the IRS a “section 83(b) election” no later than 30 days after the date of grant of restricted stock, as a result of which he will recognize taxable ordinary income at the time of the grant, generally in an amount equal to the fair market value of the shares on the date of grant, less any amount paid for the shares. The amount recognized by the participant is subject to income tax withholding requirements. At the time the participant recognizes income with respect to the restricted stock, the Company is generally entitled to a deduction in an equal amount. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize capital gain (or loss) measured by the difference between the amount realized and the fair market value of the shares on the date the shares were taxable to the participant pursuant to the award.

Performance Awards, Restricted Stock Unit Awards, Stock Awards, Other Stock Based Awards, and Stock Appreciation Rights. A participant who receives a performance award, restricted stock unit award, other stock based award, or stock appreciation right will not be required to recognize any income for federal income tax purposes at the time of the grant of such award, nor is the Company entitled to any deduction at such time. The rules described above with respect to restricted stock apply to any award that is made in restricted shares. A participant who receives a stock award that is not subject to vesting restrictions will generally recognize ordinary income equal to the fair market value of the shares on the date of grant (less the price paid, if any, for the shares).

Except for awards made as restricted stock, when performance awards, restricted stock, other stock based awards or SARs are paid or shares are delivered to the participant, the participant will realize compensation taxable as ordinary income in an amount equal to the cash paid or the fair market value of shares delivered.

Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and the Company will generally be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize either long-term or short-term capital gain (or loss), depending on how long the shares were held, equal to the difference between the amount realized and the fair market value of the shares on the date the shares were vested or delivered to the participant pursuant to the award.

Tax Withholding. The Company has the right to withhold from any payment of cash or stock to a participant or other person under the Plan an amount sufficient to cover any required withholding taxes, including the participant’s social security and Medicare taxes (FICA) and federal, state, local income tax or such other applicable taxes (“taxes”) with respect to the award. The Company may require the payment of any taxes before issuing any stock pursuant to the award. The Committee may provide for withholding of such taxes through a reduction of the number of shares delivered to such participant, or allow the participant to elect to cover all or any part of such withholding for taxes, through a reduction of the number of shares delivered to the participant or a subsequent return to the Company of shares held by the participant, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws.

Impact of Section 409A. Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the Amended Plan are intended to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Limitations on Company’s Deduction. With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1,000,000 paid to the Company’s CEO and its three highest-paid executive officers other than the chief executive officer and chief financial officer. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Compensation is considered to be performance-based if it is paid pursuant to a shareholder-approved plan and satisfies certain other requirements.

By approving the Amended Plan, shareholders will be approving the eligibility of executive officers and others to participate in the Amended Plan, the per-employee limitations, and the general business criteria on which performance objectives for performance-based awards under the Amended Plan may be based, which are intended to allow certain awards under the Amended Plan comply with the Section 162(m) requirements. The Committee has discretion under the Amended Plan to grant stock options, SARs and performance awards that qualify as qualified performance-based compensation under Section 162(m) and, therefore, entitle the Company to a deduction for such awards. The Committee also has discretion to grant awards that do not qualify as qualified performance based compensation under Section 162(m). There can be no assurance that compensation resulting from awards intended to qualify under Section 162(m) will in fact be fully deductible under all circumstances.

Consequences of Change in Control. If a change in control in the Company causes vesting of awards under the Amended Plan to accelerate, or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject the participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the Company’s tax deduction for the compensation.

New Plan Benefits under the Amended Plan

Future benefits under the Amended Plan generally will be granted at the discretion of the Committee and are therefore not currently determinable. The table below shows, as to each of the Company’s executive officers named in the Summary Compensation Table of this Proxy Statement and the various indicated individuals and groups, the awards granted between January 1, 2016 and December 31, 2016 under the Plan.

Name	Title	Stock Awards	Option Awards
Dante C. Parrini	Chairman & Chief Executive Officer	45,304	197,678
John P. Jacunski	Executive Vice President & Chief Financial Officer	41,375	72,639
Samuel L. Hillard	Vice President, Corporate Development & Strategy	15,351	63,286
Christopher W. Astley	Senior Vice President & Business Unit President, Advanced Materials	10,133	44,215
Kent Matsumoto	Vice President, General Counsel & Secretary	10,857	47,372
All current executive officers as a group (9 persons)		152,261	552,781
All current directors who are not executive officers as a group (8 persons)		36,584	-
All employees, including current officers who are not executive officers, as a group 63 persons)		82,599	129,571

Market Price of Shares

The closing price of the Company’s stock, as reported on the New York Stock Exchange on March 10, 2017 was $20.94.

The Board believes that the approval of the Amended and Restated Long-Term Incentive Plan is in the best interest of the Company and its shareholders and recommends a vote “FOR” the proposal.

PROPOSAL 4: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (“Say-on-Pay” Vote)

Executive compensation is an important topic for our shareholders.  At the core of our executive compensation philosophy is the belief that compensation should reflect performance; be fair, competitive and reasonable; and be determined in a manner consistent with the Company’s long-term strategy, competitive industry practice, sound corporate governance principles and shareholder interests.  We believe our compensation program is strongly aligned with the long-term interests of our shareholders.   We urge our shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on the Company’s compensation philosophy and objectives and the 2016 compensation of the NEOs.

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, the results on this proposal are non-binding.  Nevertheless, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our NEOs.

The Board has adopted a policy providing for annual say-on-pay advisory votes.  Last year, 97.85% of votes cast by the Company’s shareholders approved of the Company’s compensation practices and executive pay.  Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2018 Annual Meeting.

The Board recommends a vote “FOR” the non-binding resolution approving the compensation paid to the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL 5: SHAREHOLDER VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd–Frank Wall Street Reform and Consumer Protection Act requires that at least once every six years, companies ask their shareholders how often they would like to be presented with the “Say-on-Pay” advisory vote on executive compensation: every year, every two years, or once every three years. Accordingly, shareholders are being asked to approve the following resolution:

RESOLVED, that the shareholders of the Company approve that the frequency of the non-binding say-on-pay vote be held:

•	Every year;
•	Every two years;
•	Every three years; or
•	Abstain.

Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling any decision by the Board of the Directors.  However, the Compensation Committee values the opinions expressed by shareholders and expects to take into account the outcome of the vote when considering the frequency with which future votes will be held regarding the Company’s executive compensation.

The Board believes an annual frequency (i.e., every year) is the optimal frequency for the Say-on-Pay vote. A vote every year provides shareholders the opportunity to evaluate the Company’s compensation policies and procedures on a regular and more frequent basis.  Specifically, because the Company makes its compensation decisions on an annual basis we believe our shareholders should have an annual opportunity to approve these decisions.  We also believe that an annual frequency vote provides the highest level of accountability and direct communication with our shareholders.

The Board recommends a vote “FOR” approval of an annual advisory vote to approve the compensation paid to the executives named in the Summary Compensation Table.

OWNERSHIP OF COMPANY STOCK

To the best of the Company’s knowledge, the following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 10, 2017, (except as otherwise noted) by:  (1) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (2) each director, director nominee and NEO; and (3) all directors, director nominees and executive officers as a group.  Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers for the securities listed.  The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under the rules of the SEC, all shares to which a person has the right to acquire beneficial ownership within 60 days are considered beneficially owned by that person.

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Shares Beneficially Owned (1)	Total Number of Shares Owned (1)	% of Class

BlackRock, Inc.	5,428,836	5,428,836 (2)	12.50%

The Vanguard Group, Inc.	3,754,292	3,754,292 (3)	8.62%

Dimensional Fund Advisors LP	3,687,524	3,687,524 (4)	8.47%

Fuller & Thaler Asset Management, Inc.	3,236,066	3,236,066 (5)	7.40%

Silvercrest Asset Management Group LLC	2,288,609	2,288,609 (6)	5.30%

Name of Beneficial Owner	Position	Directly Owned	Indirectly Owned		Options to Acquire Stock (7)	Total Number of Shares Owned	% of Class
Christopher W. Astley	Senior V.P. & Business Unit President, Airlaid Materials	8,364	986	(8)	22,508	31,858	*

Bruce Brown	Director	−	−		−	−	*

Kathleen A. Dahlberg	Director	41,847	−		−	41,847	*

Nicholas DeBenedictis	Director	49,499	−		−	49,499	*

Kevin M. Fogarty	Director	9,149	−		−	9,149	*
							*
J. Robert Hall	Director	38,597	−		−	38,597	*

Richard C. Ill	Director	37,527	−		−	37,527	*

John P. Jacunski	Executive V. P. & Chief Financial Officer	57,464	3,434	(9)	111,502	172,400	*

Samuel L. Hillard	V.P., Corporate Development & Strategy	−	−		−	−	*

Kent K. Matsumoto	V. P., General Counsel & Secretary	529	583	(10)	3,258	4,370	*

Ronald J. Naples	Director	8,949	30,864	(11)	−	39,813	*

Dante C. Parrini	Chairman of the Board & Chief Executive Officer	122,243	6,922	(12)	208,371	337,536	*

Lee C. Stewart	Director	36,847	−		−	36,847	*

All directors and executive officers as a group (17 individuals) * indicates ownership of < 1%	515,025		48,664		464,996	1,028,685	2.30%

(1)

For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has, or shares, voting or investment power for such stock.  As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table.  The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed. The address of each director, director nominee and NEO of the Company is c/o P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401.

(2)

Pursuant to a Schedule 13G filed on January 10, 2017, consists of shares beneficially owned, as of December 31, 2016, by BlackRock, Inc. BlackRock, Inc. is a parent holding company with sole voting authority over 5,321,921 shares and sole investment authority over 5,428,836 shares.  BlackRock (Netherlands) B.V., BlackRock Advisors LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited and BlackRock Investment Management, LLC are subsidiaries of BlackRock, Inc., that have acquired the shares reported by BlackRock, Inc.  The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Pursuant to a Schedule 13G filed on February 13, 2017, consists of shares beneficially owned, as of December 31, 2016, by The Vanguard Group, Inc.  The Vanguard Group, Inc. is an investment advisor which has sole voting and investment authority over 3,754,292 shares.  Vanguard Fiduciary Trust Company is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 49,523 of the shares reported by The Vanguard Group, Inc.  Vanguard Investments Australia, Ltd. is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 10,630 of the shares reported by The Vanguard Group, Inc.  The address of The Vanguard Group, Inc., is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Pursuant to a Schedule 13G filed on February 9, 2017, consists of shares beneficially owned, as of December 31, 2016, by Dimensional Fund Advisors LP.  Dimensional Fund Advisors LP possesses sole voting power over 3,553,774 shares and investment authority over 3,687,524 shares. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.  All 3,687,524 shares are owned by four investment companies registered under Section 203 of the Investment Advisors Act of 1940, to which Dimensional Fund Advisors LP furnishes investment advice.  Dimensional Fund Advisors LP serves as investment manager for certain other commingled group trusts and separate accounts.  Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.  The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)

Pursuant to a Schedule 13G filed on February 23, 2017, consists of shares beneficially owned, as of December 31, 2016, by Fuller & Thaler Asset Management, Inc.  Fuller & Thaler Asset Management, Inc. is deemed to be the beneficial owner of 2,236,066 shares pursuant to separate arrangements whereby it acts as investment adviser to certain persons.  Each person for whom Fuller & Thaler Asset Management, Inc. acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Company. The Undiscovered Managers Behavioral Value Fund, an open-end management investment company, has an economic interest in more than 5% of the subject securities reported in this Schedule 13G. The address of Fuller & Thaler Asset Management, Inc. is 411 Borel Avenue, Suite 300, San Mateo, CA, 94402.

(6)

Pursuant to a Schedule 13G filed on February 14, 2017, consists of shares beneficially owned, as of December 31, 2016, by Silvercrest Asset Management Group LLC, Silvercrest L.P. and Silvercrest Asset Management Group Inc. Shares are held by investment advisory clients of Silvercrest Asset Management Group LLC.  Silvercrest L.P. is the sole member of Silvercrest Asset Management Group LLC and Silvercrest Asset Management Group Inc. is the general partner of Silvercrest L.P.   The address of Silvercrest Asset Management Group LLC is 1330 Avenue of the Americas, 38th Floor, New York, NY 10019.

(7)	Represents the gross number of shares of common stock that would be issued to the NEO if the NEO exercised all vested, in-the-money stock-only stock appreciation rights on the Record Date.
(8)	Consists of 986 shares held by Mr. Astley through the Company’s 401(k) Plan.
(9)	Consists of 3,434 shares held by Mr. Jacunski through the Company’s 401(k) Plan.
(10)	Consists of 583 shares held by Mr. Matsumoto through the Company’s 401(k) Plan.
(11)	Represents shares owned by Mr. Naples’ spouse.
(12)	Consists of 6,922 shares held by Mr. Parrini through the Company’s 401(k) Plan.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2016, regarding the Company’s equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)(4)

Equity compensation plans approved by security holders	3,415,684	$17.64	611,669

Equity compensation plans not approved by security holders	–	–	–

Total	3,415,684	$17.64	611,669

(1)	Includes 314,178 restricted stock units (“RSUs”); 364,890 performance share awards (“PSAs”); and 2,736,616 stock-only stock appreciation rights (“SOSARs”).
(2)	Weighted average exercise price is based on outstanding SOSAR prices only.
(3)	Represents the securities remaining available for issuance under the Amended and Restated Long-Term Incentive Plan.
(4)	For purposes of this calculation, it is assumed that PSAs will be paid at 100% of target.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (“10% Holders”) to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (the “NYSE”).  Based on the Company’s review of such reports (and amendments thereto), the Company believes that, in 2016, its directors, executive officers and 10% Holders filed all required reports of holdings and transactions in the Company’s common stock with the SEC and the NYSE on a timely basis.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Principles

The Board and Management are dedicated to effective corporate governance.  The Board has adopted Corporate Governance Principles that provide a framework for the Company’s governance.  The Board has also adopted a Code of Business Conduct and a Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter.  The Corporate Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/about_us/corporate_governance/principles.aspx.  The Company’s corporate website (www.glatfelter.com) includes a Corporate Governance page containing, among other information, the Code of Business Conduct, a list of the directors and executive officers of the Company, the charters of each of the Committees of the Board, the Company’s Code of Business Ethics for the CEO and Senior Financial Officers and other related information.  Copies of these materials are available, in print at no charge, upon request to the Secretary of the Company at 96 South George Street, Suite 520, York, PA 17401-1434.

The Company intends to satisfy the disclosure requirement for any future amendments to, or waivers from, its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on its website.

Board Composition and Leadership

The Board currently consists of nine members.  Each year, the Board elects one of its members to serve as Chair.  Under the Board’s governance structure, the Chair:

•	presides at all meetings of the Board, other than executive sessions;
•	identifies strategic issues to be considered for the Board agenda; and
•	consults with directors on the development of the schedule, agenda and materials for all meetings of the Board.

When considering the election of a Chair, the Board reviews its governance structure and the qualifications of each director and determines who is best qualified to chair the Board.  The Board believes the Company and its shareholders are best served by having a Chair with wide-ranging, in-depth knowledge of the Company’s business operations and the Company’s industry and who can best execute the Company’s strategic plan.  Based on his extensive experience and knowledge of the Company’s operations, industry, competitive challenges and opportunities, the Board has determined that Dante C. Parrini is the director best qualified to serve in the role of Chairman. The Board therefore nominated Mr. Parrini in February 2017 as Chairman, subject to his re-election as a director at the Annual Meeting.

The Board has also determined that when the same person serves as both Chairman and CEO, the interests of the Company and the shareholders are best served by appointment of an independent Lead Director.  In February 2017, the Nominating and Corporate Governance Committee recommended, and the independent directors nominated, Kevin M. Fogarty to be the next independent Lead Director, effective on the date of the 2017 Annual Meeting, subject to his re-election as a director at the Annual Meeting.  The Lead Director presides over the executive sessions of the Board and coordinates and develops the agenda for those sessions.  The Lead Director communicates to the Chairman and CEO regarding the discussions at executive sessions as appropriate.  In the absence or disability of the Chairman, the Lead Director assumes the authority of and performs the duties of the Chairman, as provided in Section 2.18 of the Company’s by-laws, including presiding at any Board meeting at which the Chairman is not in attendance.

Board Independence

The Corporate Governance Principles and the Company’s policies and procedures provide for an empowered, independent Board and the full involvement of the independent members of the Board in the Board’s operations and decision making.

In the Company’s Corporate Governance Principles, the Board has adopted the New York Stock Exchange (“NYSE”) standards for determining the independence of directors, which require that a director not have a material relationship with the Company.

Annually, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining if the director is independent under NYSE rules and our Corporate Governance Principles.  In addition, each director or nominee for director has an affirmative duty to disclose to the Nominating and Corporate Governance Committee relationships between and among that director (or an immediate family member), the Company, and/or Company Management.

The Board has determined the following directors are independent and have no material relationship with the Company: Ms. Dahlberg and Messrs. Brown, DeBenedictis, Fogarty, Hall, Ill, Naples and Stewart.  The Board has determined Mr. Parrini, as the Company’s CEO, is deemed not to be an independent director by NYSE standards and the Company’s Corporate Governance Principles.

Evaluation of Nominees for Board of Directors

The Nominating and Corporate Governance (“NCG”) Committee reviews all director nominations submitted to the Company, including individuals recommended by shareholders, directors or members of Management.  When evaluating whether to recommend an individual for nomination or re-nomination, the NCG Committee will consider, at a minimum and in accordance with the Company’s Corporate Governance Principles, the nominee’s independence, availability to serve on the Board and the candidate’s knowledge, experience, skills, expertise, wisdom, integrity, business acumen and understanding of the Company’s business environment.

In evaluating director candidates, the NCG Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board.  Accordingly, as part of its evaluation of each director candidate, the NCG Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The NCG Committee specifically reviews the qualifications of each director candidate for election or re-election, including those of incumbent directors, the directors’ understanding of the Company’s businesses and the environment in which the Company operates, attendance and participation at meetings and independence, including any relationships with the Company.  Prior to nomination, each candidate for director must consent to stand for election, and each director nominee must agree in writing to abide by the Company’s majority voting policy.

After the NCG Committee has completed its evaluation of all director candidates, it presents a recommended slate of directors to the Board for consideration and approval.  The NCG Committee also discusses with the Board any candidates considered by the NCG Committee but not recommended for election or re-election as a director.

We will report any material change to this procedure in a quarterly or annual filing with the SEC.  In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at http://www.glatfelter.com/about_us/ corporate_governance/default.aspx.

Based on the process described above, the NCG Committee recommended and the Board decided to nominate each of the incumbent directors for re-election at the Annual Meeting.  These decisions were based on the individual experience, qualifications, attributes and skills of each candidate.  The NCG Committee and the Board assessed these factors in light of the Company’s businesses, which provide a diverse line of specialty papers and fiber-based engineered materials.  In particular, the NCG Committee and the Board considered the following:

•	Each nominee has extensive experience guiding large, complex organizations as executive leaders or board members.
•

Each nominee has experience with a broad range of occupations and industries, providing the Company’s leadership with differing viewpoints and familiarity with many diverse markets targeted by the Company’s businesses and environments affecting the implementation and execution of the Company’s business plans.

•	Each nominee possesses a wide array of specific skills and areas of experience and expertise, as discussed earlier in the director nominee section of this proxy statement.

Majority Voting Policy

The Company’s by-laws and Corporate Governance Principles provide a majority-voting policy for the election of directors.  Each person nominated for election as a director must submit an irrevocable resignation in advance of the election.  In an uncontested election, for any nominee who is not an incumbent director and receives a plurality of the votes but does not receive a majority of votes cast, the resignation will be automatically accepted.  If a nominee is an incumbent director and receives a plurality of the votes but not a majority of votes cast, the NCG Committee will consider the resignation tendered by the affected director and make a recommendation to the Board whether to accept it.  The Board will act on the NCG Committee’s recommendation within 90 days following certification of the shareholder vote.  In making their determinations, the NCG Committee and the Board may consider other factors or information they consider appropriate or relevant.  Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation (and the reasons for rejecting the resignation, if applicable) in either a press release or a filing with the SEC.  Any director tendering his or her resignation pursuant to this provision may not participate in the NCG Committee’s recommendation or Board decision whether to accept his or her resignation.

A director whose resignation is not accepted by the Board shall continue to serve until the next annual meeting at which he or she is up for election and until his or her successor is duly elected, or until his or her earlier resignation or removal.  If a director’s resignation is accepted by the Board, or if a nominee for director who is not an incumbent director is deemed to have been elected and to have automatically resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s by-laws, or may amend the Company’s by-laws to decrease the size of the Board.

Continuing Board Education

The NCG Committee periodically reviews and oversees orientation programs for newly elected directors and continuing education programs for incumbent directors.  The Company is a member of the NYSE Corporate Board Member Board Leadership Program, which provides continuing education programs, conferences and other resources for the Company’s directors and executives.

Board Meetings

The Board held eight meetings during 2016.  The standing committees established by the Board held a total of 20 meetings in 2016.  Each incumbent director attended at least 78% of the total number of Board and Committee meetings on which he or she served in 2016.  Independent directors meet in regularly scheduled executive sessions (without Management), at which the Lead Director presides.

The Company does not have a policy regarding director attendance at the Annual Meeting, though directors traditionally attend the Annual Meeting.  All directors attended the 2016 Annual Meeting.

Committees of the Board of Directors

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, is a standing committee and currently consists of four directors: Mr. Ill (Chair), Ms. Dahlberg, and Messrs. Brown and Naples.  In the opinion of the Board, all four Audit Committee members meet the director independence requirements set forth in the NYSE listing standards and the SEC’s applicable rules and regulations in effect on the date of this proxy statement.  The Board has determined that, based on their experience, Messrs. Ill and Naples are audit committee financial experts, as that term is defined in the applicable SEC regulations, and that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards.

In accordance with its Charter, the Audit Committee reviews policies and guidelines with respect to risk assessment and risk management, including management reports on the Company’s processes to manage and report risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters that may constitute significant financial exposure.  The Audit Committee assists the Board with oversight of (1) the quality and integrity of the accounting, auditing, and financial reporting practices of the Company; (2) the compliance by the Company, its directors and officers with applicable laws and regulations and its Code of Business Conduct; (3) the independent auditor’s qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors.  The specific duties of the Audit Committee are described in its Charter, which is available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/ corporate_governance/committees.aspx .

The Audit Committee has the authority to retain specialized legal, accounting, or other experts it deems necessary to carry out its duties.  The Audit Committee held seven meetings during 2016.

Compensation Committee

The Compensation Committee is a standing committee and currently consists of four directors: Mr. Stewart (Chair), Ms. Dahlberg, and Messrs. DeBenedictis and Hall. In the opinion of the Board, all four Compensation Committee members meet the director independence requirements set forth in the NYSE listing standards in effect on the date of this proxy statement.

In accordance with its Charter, the Compensation Committee is responsible for an executive compensation policy designed to support overall business strategies and objectives; attract, retain, motivate and reward key executives; link compensation with organizational performance while appropriately balancing risk and reward; align executives’ interests with those of the Company’s shareholders; and provide competitive and reasonable compensation opportunities.  The Compensation Committee also oversees the Company’s executive compensation and incentive plans.  A complete description of the Compensation Committee’s functions is contained in its Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_

governance/committees.aspx.

Additional information regarding the engagement of an independent compensation consultant and the processes and procedures for consideration and determination of executive and director compensation is discussed later in this proxy statement.  The Compensation Committee held six meetings in 2016.

Finance Committee

The Finance Committee currently consists of five directors: Mr. DeBenedictis (Chair) and Messrs. Fogarty, Ill, Parrini and Stewart.  The Finance Committee advises the Board on the financial policies of the Company and has oversight over matters of financial significance to the Company.  The specific functions of the Finance Committee are described in its Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees. aspx.  The Finance Committee held three meetings during 2016.

Nominating and Corporate Governance Committee

The NCG Committee is a standing committee and currently consists of four directors:  Mr. Hall (Chair) and Messrs. Brown, Fogarty and Naples.  In the opinion of the Board, all four members of the NCG Committee meet the director independence requirements as set forth in the NYSE listing standards in effect on the date of this proxy statement.  Pursuant to its Charter, in addition to reviewing candidates for election to the Board, the NCG Committee advises the Board on all corporate governance matters, monitors the Company’s compliance with corporate governance guidelines, and periodically reviews such guidelines to ensure that they are appropriate for the Company and comply with the requirements of the SEC and the NYSE.

The specific functions of the NCG Committee are outlined in its Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance

/committees.aspx.

The NCG Committee has the authority to retain director search consultants and outside counsel or other experts as it deems necessary to carry out its duties. The Company makes funds available to the Committee for such retention.  The NCG Committee held four meetings during 2016.

Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan.  The Board performs this oversight role using several different levels of review.  For its reviews of the Company’s business unit operations and corporate functions, the Board reviews and considers the primary risks associated with those units and functions.  The Board also reviews risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the Company’s strategic direction.

Each of the Committees also oversees the management of Company risks falling within the Committee’s areas of responsibility.  In performing this oversight function, each Committee has full access to Management as well as the ability to engage advisors.  At each Board meeting, the Chair of each Committee reports to the Board on the Committee’s oversight activities.

The Company continues to manage its enterprise risks through a variety of policies, programs and internal control functions and processes designed to identify the primary risks to the Company’s business.  This includes an enterprise risk management framework used to identify, assess and quantify significant organizational and business risks and to develop strategies and controls to protect the Company's operations and reputation while ensuring legal compliance.  These programs and policies are overseen, supervised and administered by Management, which periodically updates the Board and the Committees of the Board on material risks that have been identified or publicly disclosed.  The Company’s Vice President, Internal Audit, who functionally reports to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks.  As part of its risk management role, at each of its meetings the Audit Committee meets privately with both representatives from the Company’s independent registered public accounting firm and the Company’s Vice President, Internal Audit.  The Audit Committee provides periodic reports to the Board on these activities.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile.  In addition, the Compensation Committee reviews all of its compensation policies and procedures, including the incentives that such policies create and factors that may reduce the likelihood of excessive risk taking, to determine whether such policies present a significant risk to the Company.  Based on its review throughout the year, the Compensation Committee has concluded the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company. As part of its risk management role, the Compensation Committee Chair meets privately with the Company’s independent registered public accounting firm to discuss the Committee’s activities.

Director Compensation

Payments to Directors in 2016

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Bruce Brown	$76,500	$89,997	$4,156	$170,653
Kathleen A. Dahlberg(5)	99,500	89,997	5,444	194,941
Nicholas DeBenedictis	81,000	89,997	5,444	176,441
Kevin M. Fogarty	70,500	89,997	5,444	165,941
J. Robert Hall	82,500	89,997	5,444	177,941
Richard C. Ill	87,000	89,997	5,444	182,441
Ronald J. Naples	76,500	89,997	5,444	171,941
Lee C. Stewart	86,000	89,997	5,444	181,441

(1)	Only non-employee directors receive compensation for service on the Board.
(2)	The amounts include annual retainer fees, meeting fees and chair fees paid in cash.
(3)	The amounts listed for all directors are based on the fair market value of $19.68 per share in accordance with FASB ASC 718 for RSUs granted on May 5, 2016.
(4)

Represents dividend equivalents paid to the non-employee directors in 2016.  The directors earn dividend equivalents on their outstanding RSUs. Mr. Brown joined the Board in September 2014 and received a pro-rated grant for his first year as a director.

(5)	Ms. Dahlberg’s compensation includes a Lead Director fee paid in cash.

Base Compensation – Cash

In 2016, non-employee directors received an annual retainer fee of $60,000, paid in cash.  In addition to the annual retainer, non-employee directors were paid in cash $1,500 for each Committee meeting they attended.  The director serving as Chair of the Audit Committee was paid an additional $15,000 in cash for his service; the director serving as Chair of the Compensation Committee was paid an additional $12,500 in cash for his service; the director serving as Chair of the Finance Committee was paid an additional $7,500 in cash for his service; and the director serving as Chair of the NCG Committee received an additional $7,500 in cash for his service.  The Lead Director received an additional $20,000 for her service in that capacity.  All accrued, but unpaid, director cash compensation payments are made twice annually, on May 1 and November 1.

Base Compensation – Equity

In 2016, each non-employee director received an annual RSU award valued at $90,000 on the grant date.  Such awards vest over a three-year period, and all restrictions lapse and the shares are paid out on the third anniversary.  RSUs granted to directors will immediately vest upon a change in control.  In the event of the death or disability of the director, all unvested RSUs will become immediately vested, and the restrictions with respect to such RSUs will lapse.

Deferred Compensation

Pursuant to the Company’s Deferred Compensation Plan for Directors, every year each director may elect to defer 50%, 75% or 100% of his or her annual retainer for serving on the Board, but any fees paid to a director for attending meetings of any Committee or for serving as a Chair may not be deferred.  No such elections were made in 2016.

Other Benefits

Each non-employee director is covered by the Company’s director and officer liability insurance policy and the Company’s travel accident insurance policy.

Share Ownership Guidelines

The Company has established share ownership guidelines for its non-employee directors, to enhance their alignment with shareholders’ interests.  The share ownership guidelines preclude the sale of shares by a director until he or she holds shares with a value equal to 5X the annual Board retainer of $60,000.  Directly held shares and unvested RSUs count toward attainment of the guideline.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation philosophy and programs, the compensation decisions made by the Compensation Committee for the programs and the factors considered in making those decisions.  The CD&A focuses on the compensation of the following 2016 NEOs:

•	Dante C. Parrini, Chairman of the Board and Chief Executive Officer (“CEO”)
•	John P. Jacunski, Executive Vice President and Chief Financial Officer (“CFO”)*
•	Samuel L. Hillard, Vice President, Corporate Development and Strategy**
•	Christopher W. Astley, Senior Vice President and Business Unit President, Advanced Airlaid Materials
•	Kent K. Matsumoto, Vice President, General Counsel and Secretary

*Mr. Jacunski served in the role of Business Unit President for Specialty Papers from April 6, 2016 to January 5, 2017 in addition to his responsibilities as Executive Vice President and CFO.

**Mr. Hillard was hired by the Company on March 21, 2016.

Executive Summary

Our Business

Glatfelter is a global leader in the manufacturing of specialty papers and fiber-based engineered materials.  We operate 12 production facilities and employ approximately 4,350 employees worldwide. Going beyond paper is our promise to our customers, based on over a century and a half of experience and technical expertise and supported by best-in-class processes.  Additional information about our business can be found in our Annual Report posted at

http://www.glatfelter.com/about_us/investor_relations/annual_reports.aspx.

2016 Business Overview

During 2016, we operated in a challenging business environment.  Through our strategic planning process, we entered the year prepared to face headwinds from declining demand, overcapacity, increased competition and foreign currency.  Our Specialty Papers business unit, which represented approximately 53% of consolidated revenue, is in a secular decline and Composite Fibers, which accounted for approximately 32% of consolidated revenue, was impacted by challenging market conditions and unfavorable currency rates.  Despite these factors, 2016 was a solid year for Glatfelter. Our continuous improvement initiatives drove outstanding operations performance in 2016 resulting in a substantial benefit to operating profit.  Net income for the year ended December 31, 2016 was $21.6 million, or $0.49 per diluted share compared with $64.6 million, or $1.47 per diluted share in 2015. The GAAP-based results reflect the impact of significant unusual and non-recurring items including, among others, a $40 million charge to earnings to increase our reserve in the Fox River environmental matter, a pension settlement charge, and costs related to our environmental compliance initiative for Specialty Papers and an airlaid capacity expansion project. Excluding these items from reported results, adjusted earnings, a non-GAAP measure, was $60.7 million, or $1.38 per diluted share for 2016, compared with $58.9 million, or $1.34 per diluted share, a year ago. The year-over-year comparison reflects the following:

•	Total revenue declined 2.7% in constant currency primarily due to pricing pressures in competitive business climate in many key markets as industry capacity exceeded demand.
•	Record operating profit and margins were generated from Advance Airlaid Materials with operating profit up 24% compared to 2015.
•	Composite Fibers operating profit declined 12% due primarily to changes in foreign currency exchange rates.
•	Specialty Papers operating profit increased 25% over 2015.
•	Specialty Papers outperformed the broader uncoated freesheet market in terms of shipping volumes for the 12th consecutive year.
•	Continuous improvement initiatives generated $23 million in full year savings.
•	Overall EBITDA (earnings before interest, taxes, depreciation and amortization) margins widened 90 basis points to 11.5% in 2016 compared with 10.6% in 2015.

During the year we also successfully completed the $110 million environmental compliance project in Specialty Papers and remain on schedule and on budget to complete the $80 million airlaid materials capacity expansion project in Fort Smith, Arkansas. At the same time our cash flow profile allowed us to increase our cash dividend for the fourth consecutive year with a 4% increase.

2016 NEO Compensation Overview

The NEOs received the following compensation linked to Company performance:

•	Base salaries:
-

Increases ranged from 2.5% to 3% to align pay with the 50th percentile of the market for the NEOs, with flexibility to deviate to support evolving talent needs.  The exceptions were Mr. Jacunski who received an additional 5% base salary increase and a monthly stipend of $10,000 for the additional responsibility as Business Unit President for Specialty Papers and Mr. Hillard who was hired on March 21, 2016.

•	Short-term incentive (“STI”) awards payable under the Management Incentive Plan (“MIP”):
-

The NEOs’ annual incentives under the MIP were contingent on the achievement of Operating Net Income (“ONI”) and Free Cash Flow (each as defined under “Elements of Compensation; Short-Term Incentives: The Management Incentive Plan” section), to encourage the executives to focus on earnings and cash flow generation at the corporate level.  The business unit leaders (Messrs. Jacunski and Astley) were also incented on an operating profit metric aligned to the performance of their respective business unit.

-

Messrs. Parrini, Hillard and Matsumoto earned 132.3% of their individual payout target amounts based on the achievement of ONI and Free Cash Flow results as compared to the financial targets established by the Compensation Committee at the start of the performance period.

-

Mr. Jacunski earned 132.3% of his individual payout target amount for three months of the year before he was appointed Business Unit President responsibility based on the corporate achievement of ONI and Free Cash Flow results; for the remainder of the year he earned 138.2% for his tenure as Business Unit President, which included the achievement of ONI and Free Cash Flow (60% weight) and the Specialty Papers’ operating profit component (40% weight).

-

Mr. Astley earned 125.9% of his individual payout target amount based on a portion of his incentive from the achievement of ONI and Free Cash Flow (60% weight) and the Advanced Airlaid Materials’ operating profit component (40% weight).

•	Long-term incentives (“LTI”):
-	The Company provided to all NEOs, market-competitive annual equity awards tied to long-term performance measures derived from the Company’s three-year strategic plan.
-	The long-term incentive program (“LTIP”) is 100% performance-based and consisted of a combination of performance share awards (“PSAs”) and stock-only stock appreciation rights (“SOSARs”).
o	SOSARs directly link executive compensation to the interests of shareholders through awards having a value entirely dependent on appreciation in the Company’s common stock price.
o

PSAs granted in 2016 require a three-year vesting period and provide an opportunity to receive shares of Company common stock contingent upon the achievement of goals tied to two-year average Return on Capital Employed (“ROCE”) and two-year cumulative EBITDA (earnings before interest, taxes, depreciation, amortization, and pension expense and excluding unusual items), with one additional year of vesting required once earned.

o

The Compensation Committee has granted time-vested restricted stock units (“RSUs”) on occasion as special retention grants.  In addition to his annual grant, Mr. Jacunski was provided a one-time grant in April 2016 of 24,728 RSUs in connection with his expanded responsibility as Business Unit President for Specialty Papers.  Mr. Jacunski must remain continuously employed for five years to receive the award.

-

For the PSAs granted for the 2014 to 2016 performance period which vested on December 31, 2016, there was no payout due to below-threshold performance on cumulative EBITDA and average ROCE performance for the three-year performance period.  This performance result was driven by a lower value Euro, lower non-woven sales in Russia/Ukraine markets, competitive pricing pressure in Specialty Papers Business Unit (“SPBU”) and Composite Fibers Business Unit markets, and operational issues in SPBU in 2014 and 2015.  ROCE was also impacted by the higher capital base related to investments made for SPBU environmental compliance and the airlaid capacity expansion project in Fort Smith, Arkansas.

-

As part of his employment compensation, Mr. Hillard was granted a one-time award of 15,351 performance shares in total to immediately align his interests with the long-term objectives of the Company and to offset lost equity value from his previous employer.

•	Additional details regarding the compensation programs are included in the “Compensation Programs” and “Elements of Compensation” and “Target Pay Mix” sections of the CD&A.

Compensation Programs

Compensation Program Objectives

The objectives of the Company’s executive compensation programs are to attract, retain, motivate, and reward those executives crucial to the success of the Company and to create long-term shareholder value.  Our programs are organized around three principles:

Compensation Principles	Rationale
Pay for Performance	To reward achievement of specific Company financial performance goals that are aligned with strategic initiatives the Company has determined drive shareholder value.
Pay at Risk	To provide a mix of compensation with strong emphasis on short- and long-term incentives linked to Company and individual performance which do not encourage excessive risk-taking.
Shareholder Alignment

To align the interests of our NEOs with shareholders by encouraging a meaningful personal stake in the Company through stock ownership guidelines, equity-based NEO compensation and incentive compensation performance goals linked to key financial metrics.

Overview

The Compensation Committee believes compensation should reflect the Company’s financial performance and be competitive based on a person’s responsibilities, individual performance and ability to exemplify the Company’s Core Values (Integrity, Financial Discipline, Mutual Respect, Customer Focus, and Environmental and Social Responsibility as defined at http://www.glatfelter.com/ about_us/vision.aspx).  The Compensation Committee recommends approval of the Company’s compensation philosophy to the Board of Directors and oversees the compensation programs for the NEOs and other executive officers of the Company.  All compensation decisions impacting the Chief Executive Officer are recommended by the Compensation Committee and require the approval of the Board.

Total compensation for the NEOs and other Company executive officers consists of base salary, short-term and long-term incentives, retirement and other benefits, and minimal perquisites.  The Company’s compensation programs generally target total compensation at the size-adjusted 50th percentile of the market and provide flexibility to deviate from the target to support Company growth strategies and evolving talent needs.  A significant portion of each NEO’s compensation is tied to the Company’s financial performance.  The opportunity to earn incentive compensation, and the risk, generally increases commensurate with the NEO’s level of responsibility.

The Compensation Committee evaluates NEO incentive compensation under the Company’s MIP and LTIP.  MIP compensation is dependent on the Company achieving certain ONI and Free Cash Flow goals.  LTIP compensation is dependent on longer-term performance metrics, including the achievement of cumulative two-year adjusted EBITDA and ROCE goals.  The Compensation Committee reviews these incentive plans annually, as discussed in the “Risk Oversight” section of this proxy statement, to determine whether they present undue risk to the Company.

Executive Compensation and Governance Best Practices

The Compensation Committee, comprised entirely of independent directors, regularly monitors and implements best practices in executive compensation and governance, including the following:

What We Do	What We Don’t Do
Retain independent compensation advisors engaged by, and reporting directly to, the Compensation Committee	Provide for excise tax-gross ups in the event of a change in control for new executives (since 2011)
Maintain a pay mix that is heavily performance-based	Backdate or reprice stock options or SOSARs
Set compensation component levels after consideration of peer group compensation market data, generally targeted at the size-adjusted 50th percentile	Pay dividend equivalents on unearned performance awards
Disclose the financial performance metrics used in our incentive payouts	Permit hedging transactions or short sales
Annually assess and design our compensation programs to mitigate compensation-related risks	Permit pledging or holding Company stock in a margin account
Maintain stock ownership guidelines for executives	Provide excessive perquisites
Use different performance metrics in the short- and long-term incentive plans, in order to avoid heavy reliance on one definition of success	Offer employment agreements for any NEOs
Maintain a clawback policy to recoup pay in select circumstances

Determination of Compensation Levels

The Compensation Committee seeks input from certain NEOs, external advisors and other Company executives when determining compensation decisions. Specifically:

•	The Compensation Committee retains an independent compensation consultant (“Consultant”) to provide advice, information and analysis on executive compensation and benefits.
•	The Compensation Committee consults with the Company’s CEO, Vice President of Human Resources and the Consultant to design the compensation programs.
•

The Compensation Committee consults with the CEO, CFO, the Consultant and external legal counsel to obtain background on the Company’s key financial objectives, metrics and performance, and design of the Company’s short- and long-term incentive compensation programs.

•	Compensation decisions pertaining to the NEOs (other than the CEO) are made by the Compensation Committee with consideration of recommendations from the CEO and guidance received from the Consultant.
•	The Company’s legal counsel and human resources staff provide legal, governance and technical input to the Compensation Committee.

The Compensation Committee may invite NEOs to attend portions of its meetings; however, the Compensation Committee usually meets in executive session alone and with the Consultant to reach final decisions regarding NEO compensation.

To assist with reviewing NEO compensation, the Compensation Committee considers pay history, tally sheets, vested and unvested equity holdings and required share ownership. The Compensation Committee uses this information, in addition to market compensation data, individual and Company performance and talent, and succession planning when making compensation decisions for each NEO.

Pay decisions for each NEO (other than the CEO) as well as all other executive officers are approved by the Compensation Committee.  In the case of the CEO, the Compensation Committee, with assistance from the Consultant, develops recommendations in executive session without the CEO or any other member of Management, and then provides its recommendation to the independent members of the Board for ratification and approval.

In 2016, the Compensation Committee continued to retain the services of Meridian Compensation Partners, LLC (“Meridian”) as the Consultant.  The role of the Consultant is to assist with:

•	providing competitive compensation market data;
•	assessing the competitiveness of the executive compensation programs;
•	making recommendations regarding program design based on prevailing market practices and business conditions; and
•	advising the Compensation Committee on:
-	the level of each NEO’s compensation;
-	composition of the compensation peer group;
-	incentive plan performance metrics and design;
-	external trends and regulatory developments; and
-	revisions or additions to the Company’s executive compensation policies.

Compensation Peer Group and Benchmarking Process

To determine market levels, the Company targets the size-adjusted 50th percentile (as determined through regression analysis), and the Compensation Committee reviews target total compensation for similarly situated executives from peer group companies (“Compensation Peer Group”), where data available, as well as from multiple nationally recognized survey sources including:

•	William H. Mercer’s Executive Compensation Database;
•	Willis Towers Watson’s Executive Compensation Database; and
•	Korn Ferry Hay Group’s Executive Compensation Database

A market analysis is performed annually for the CEO and CFO and biennially for the remaining NEOs, unless market conditions warrant a market study for additional executive roles for the year.  For 2016 compensation decisions, the review included the total compensation of all executives.

The Compensation Committee annually reviews the Company’s Compensation Peer Group to establish a relevant and appropriate peer group size.  The Compensation Committee approved an adjustment to the peer group to be used in setting 2016 pay levels to more appropriately reflect companies that fit industry and size parameters, and to account for acquisitions of existing peer companies.  Specifically, MeadWestvaco Corporation (merged with RockTenn) and Cenveo Incorporated were replaced by Domtar Corporation and Resolute Forest Products Incorporated. The annual revenues of the companies in the 2016 peer group range from $352 million to $6.3 billion with median revenue of $3.3 billion (versus the Company’s 2016 annual revenue of $1.6 billion).

Although the median annual revenue of the Company’s Compensation Peer Group is slightly greater than two times the Company’s 2016 annual revenue, the Company targets the size-adjusted revenue at the 50th percentile, as determined through regression analysis, to determine appropriate market levels in setting competitive pay.  Benchmarking pay to regressed pay levels is a widely-accepted methodology for setting company’s executive compensation through comparisons to pay levels of its peer companies on a size-adjusted basis.

Regression analysis is used to develop a mathematical equation showing how certain variables are related. In regression terminology, the variable which is being predicted by the mathematical equation is called the “dependent” variable.  The variable or variables being used to predict the value of the dependent variable are called the “independent” variables.  In the Company’s market benchmarking analysis, the dependent variable was compensation; either base salary, total cash compensation (base plus short-term incentives), or total direct compensation (total cash plus long-term incentives).  For the corporate level positions, the independent variable was fiscal 2016 projected revenue to predict the levels of compensation.

Additionally, in selecting peer companies, the Compensation Committee believes that consistency in the Company’s Compensation Peer Group is necessary to ensure that it reflects companies within its industry for which the Company competes for talent.

The following is a list of companies included in the Compensation Peer Group for 2016:

2016 Compensation Peer Group
AEP Industries, Inc.	Neenah Paper Inc.
Aptar Group, Inc.	Packaging Corp. of America
Avery Dennison Corp.	Potlatch Corp.
Bemis Company Inc.	Rayonier, Inc.
Clearwater Paper Corp.	Resolute Forest Products, Inc.
Domtar Corp.	Schweitzer-Mauduit International, Inc.
Graphic Packaging Holding Co.	Silgan Holdings, Inc.
Greif, Inc.	Sonoco Products Co.
KapStone Paper & Packaging Corp.	Wausau Paper Corp.

The peer group for 2017 compensation decisions will remain unchanged except for the removal of Wausau Paper due to their acquisition by SCA.

Elements of Compensation

The elements of our executive compensation programs for 2016 included base salary, short- and long-term incentives, minimal perquisites, and retirement and other benefits, as summarized in the following table:

Primary Elements of Compensation
Element	Form	Relation to Performance
Base Salary	Fixed Cash	Reflects each executive’s performance, responsibilities, skills and value to the Company
Short-Term Incentive (STI)	Annual Cash Bonus (MIP)	Motivates and rewards executives for achieving annual financial results
Long-Term Incentives (LTI)	Stock Only Stock Appreciation Rights (SOSARs)	Provides value through stock price appreciation
	Performance Share Awards (PSAs)	Motivates and rewards executives for achieving two-year cumulative business results derived from the Company’s strategic plan
	Restricted Stock Units (RSUs)	Typically used on a limited basis to promote retention of key executives to support execution of the Company’s strategic plan
Other Benefits	Supplemental retirement plans, change in control and minimal perquisites	Not performance-based; competitive offerings to attract and retain high caliber executive talent

Target Pay Mix

Annually the Compensation Committee reviews the mix of base salary, STI and LTI for each NEO to ensure an appropriate level of the executives’ recurring target compensation is tied to Company performance.  The Compensation Committee believes this approach is appropriate in order to provide year-over-year consistency in analyzing the pay mix when compared to the peer group.

The mix of compensation varies among each NEO with an average of 66% of target pay considered at risk.  Mr. Parrini has the greatest level of at-risk compensation, with 72% of his compensation tied to Company performance.  The Compensation Committee believes this level is appropriate for Mr. Parrini given his role as CEO to deliver and sustain shareholder value.

Base Salary

The Compensation Committee believes base salary, which contributes to the Company’s compensation objectives of attracting and retaining talented executives, is an important element of compensation.  The base salaries of the NEOs are approved annually by the Compensation Committee typically during the first quarter of the calendar year.  The Compensation Committee considers several factors, without any assigned relative weightings, when determining base salary increases for NEOs:

•	salary recommendations from the CEO for the NEOs other than himself;
•	Company and individual NEO performance;
•	the accountability and complexity of the NEO’s role in attaining Company objectives;
•	the external competitiveness of the NEO’s compensation; and
•	internal equity and retention considerations.

For 2016, the following NEO base salary increases were approved:

NEO Base Salaries (Annualized)

NEO	Prior Base Salary (effective February 1, 2015)	New Base Salary (effective February 1, 2016)	% change

Parrini	$945,500	$973,865	3.0%

Jacunski [1]	489,158	529,024	8.1

Hillard [2]	-	315,000	N/A

Astley	357,331	368,051	3.0

Matsumoto	330,116	338,369	2.5

(1)

Mr. Jacunski received a 3% increase on February 1, 2016 to $503,833 and received an additional 5% increase to $529,024 on April 6, 2016 in connection with the additional responsibility as Business Unit President.  Mr. Jacunski was also paid a separate monthly stipend of $10,000 for his additional responsibility while leading SPBU. The aggregate amount of the monthly stipend paid to Mr. Jacunski was approximately $88,000, which the Compensation Committee felt was reasonable given the amount historically paid for this position.  Mr. Jacunski’s responsibility as Business Unit President ceased in January 2017 at which time the monthly stipend was eliminated.

(2)	Mr. Hillard joined the Company on March 21, 2016 and did not receive a salary increase in 2016.

With the exception of Mr. Jacunski discussed above, the base salary increases noted above are consistent with the broader merit adjustments received by other Glatfelter salaried employees.

Short-Term Incentives:  The Management Incentive Plan

The Company provides an annual, short-term incentive bonus opportunity to the NEOs under the Company’s MIP.  The Compensation Committee approves a target bonus for each NEO expressed as a percentage of the NEO’s base salary.  The Compensation Committee establishes target bonuses for the NEOs generally at the 50th percentile of the market and retains flexibility to deviate from the target.

For 2016 target bonuses as a percent of base salary for Messrs. Jacunski, Astley and Matsumoto were increased by 5 percentage points each for closer alignment to market competitive levels; Mr. Parrini’s target percent was unchanged from 2015.  The following table sets forth targeted bonus levels for each NEO:

NEO MIP Target Bonus

NEO	2016 Target Bonus (as a percentage of 2016 Base Salary)

Parrini	100%
Jacunski	65
Hillard	45
Astley	55
Matsumoto	50

In February each year, the Compensation Committee, in consultation with the Audit Committee, determines the degree to which the pre-established MIP performance metrics have been met.  The Compensation Committee also decides whether to award bonuses to the NEOs, and at what level.  The amount ultimately received by the NEOs and other eligible executives depends on the achievement of performance metrics.  The Compensation Committee may in its discretion adjust downward any bonus earned by any NEO or other executive.  Any downward adjustment to the CEO’s bonus requires ratification and approval by the independent members of the Board.  The Compensation Committee does not have discretion to increase any bonus earned by any NEO or other executive.

For 2016, the Compensation Committee adopted a MIP design consistent with the design used in 2015 where 80% achievement of target performance pays 50% and 140% achievement pays 200%, incorporating the following two metrics for all NEOs:

•

ONI – defined as net income determined in accordance with accounting principles generally accepted in the United States (“US GAAP”), excluding after-tax pension income or pension expense, gains from the sale of timberlands and certain other items as specified by the Compensation Committee.

•	Free Cash Flow – defined as operating cash flows minus capital expenditures, excluding certain items as specified by the Compensation Committee.

The Company’s Business Unit leaders (Messrs. Jacunski and Astley) were also measured on operating profit for their respective business unit in addition to the Company’s ONI and Free Cash Flow.  Mr. Jacunski was eligible for a bifurcated award, with three months of performance based on his position as Executive Vice President (“EVP”) and CFO and nine months of performance based on his positions as EVP & CFO and Business Unit President.  Operating profit is determined in accordance with US GAAP and excludes pension expense and certain non-recurring items as determined by the Compensation Committee.

These metrics were originally chosen to focus NEOs and other key executives on generating earnings and effectively managing cash flow.  The Compensation Committee supported using these metrics in 2016 to reinforce the Company’s operational and strategic objectives.

In 2016 the performance metrics were weighted as follows for the NEOs:

The targeted performance levels of ONI, Free Cash Flow, and business unit operating profit were derived from the Company’s 2016 budgeted levels that were approved by the Board.  The development of the budget considers a variety of factors and assumptions including the Company’s strategic planning process and an assessment of the expected business environment.  The Compensation Committee incorporates a requirement that the Company achieve minimum performance for each metric separately before any bonus may be earned (“Threshold”) on the respective portions of the overall award.

In setting the operating ONI and Free Cash Flow performance goals for 2016, the Compensation Committee considered, among other factors, expectations of an increasingly challenging business environment due to secular declines in demand, increasing competition, and excess capacity in many key markets.  Furthermore, the Compensation Committee set the MIP goals in consideration of the risk that adverse global economic conditions could impact our target markets resulting in decreased demand for our products.  For example, approximately $73.8 million of our revenue in 2016 was earned from shipments to customers located in Ukraine, Russia and members of the Commonwealth of Independent States.

The following table outlines the approved threshold, target and maximum payment opportunities and financial goals for the NEOs under the 2016 MIP, as well as the weighted payout results based on the performance metric weights shown in the chart above:

NEO MIP Performance Metrics and Payout Levels

	Plan Goals			2016 Results
	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Achievement Factor	Weighted MIP Payout %

Achievement against Financial Goals	80%	100%	140%	N/A	N/A	N/A

Performance metric (millions)
						132.3%
Operating Net Income (1)	$46.4	$58.0	$81.1	$65.3	131.6%

Free Cash Flow (1)	49.3	61.6	86.2	70.3	135.2

Specialty Papers Business Unit Operating Profit (2)	28.2	35.2	49.3	41.8	146.9	138.2%

Advanced Airlaid Materials Business Unit Operating Profit (2)	18.4	23.0	32.2	24.5	116.2	125.9%

(1)	Corporate NEO metric weighting: 80% ONI and 20% Free Cash Flow
(2)	Business unit NEO metric weighting: 48% ONI, 12% Free Cash Flow, 40% Business Unit Operating Profit

The resulting MIP payments for our NEOs based on the financial results above were as follows:

NEO MIP Payments

NEO	2016 Target Bonus (as a percentage of 2016 Base Salary)	Eligible Salary	2016 MIP Target Bonus	2016 MIP Payout Percent	2016 MIP Payment

Parrini	100%	$973,865	$973,865	132.3%	$1,288,423
Jacunski [1]	65%	125,958	81,873	132.3%	108,318
Jacunski [2]	65%	486,768	316,399	138.2%	437,264
Total J. Jacunski	65%	612,726	398,272	--	545,582
Hillard [3]	45%	245,564	110,504	132.3%	146,197
Astley	55%	368,051	202,428	125.9%	254,857
Matsumoto	50%	338,369	169,185	132.3%	223,831

(1)  Mr. Jacunski's award is pro-rated based on 3 months with corporate results (80% ONI and 20% Free Cash Flow) for the period before he assumed responsibility as Business Unit President for Specialty Papers.

(2)  Mr. Jacunski's award is pro-rated based on 9 months as Business Unit President, with 40% tied to SPBU operating profit.  Mr. Jacunski's total combined 2016 MIP payment is $545,582.

(3)  Mr. Hillard's award is pro-rated based on his start date of March 21, 2016.

Long-Term Incentives: The Long-Term Incentive Plan

The Compensation Committee believes long-term compensation provides strong incentives for executives to deliver and sustain long-term financial performance to its shareholders.  Annually, in or around February, the Compensation Committee determines the amount of long-term compensation to be granted to executives by targeting the size-adjusted 50th percentile of the market, but reserves flexibility to deviate from the target.

The Company’s 2016 LTIP was designed to be 100% performance-based, with the exception of one-time retention awards.  The design for 2016 was comprised of PSAs and SOSARs and awards granted in 2016 vest over three years with a two-year performance period.  The Compensation Committee has the flexibility to adjust the vesting period for new awards, if needed, to attract and employ newly-hired executives and offset potential loss of compensation from a former employer.  As part of his employment compensation, Mr. Hillard received a special one-time grant upon hire to offset loss of equity compensation from his prior employer (details included in the “2016 LTI Grants” table).

The 2016 LTIP design is summarized below:

2016 LTIP
Equity Vehicle (Weight)	Compensation Opportunity	Financial Performance Metrics	Objective
PSAs (50%)

-Ability to earn shares of Company common stock upon the attainment of pre-established two year performance goals (January 1, 2016 through December 31, 2017); one additional year of service required for a total of three years for vesting

-Threshold performance level: 20% of a NEOs target opportunity for 60% achievement.

-Maximum performance level:  200% of a NEOs target opportunity for 140% achievement.

-Weighted 60% on average ROCE – two-year average

-Weighted 40% on cumulative adjusted EBITDA  (earnings before interest, taxes, depreciation, amortization, and pension expense and excluding unusual items)

-Align executives’ and shareholders’ interests to drive stock price appreciation -Drive long-term earnings growth and effective utilization of capital
SOSARs (50%)	-Ability to realize value is entirely dependent on appreciation in the Company’s common stock price upon vesting.	-Company Stock Price	-Align Executive and shareholders’ interests to drive stock price appreciation
RSUs (one-time retention awards)	-Ability to vest in shares if the NEO continues employment over a five year period	-Value increases as the Company Stock Price increases	-Ensure retention of NEOs critical to executing Company strategies

Given their relationship to our annual operating plan and business strategy, the pre-established ROCE and EBITDA goals and their specific target levels for the 2016-2017 performance period are confidential and commercially-sensitive information that we do not publicly disclose.  We believe that such information would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.  The Compensation Committee set 2016-2017 ROCE and EBITDA targets for the PSAs at a level that it believed would be challenging but possible for the Company to achieve.

The PSAs and SOSARs granted to the NEOs during 2016 were based on NEOs’ overall responsibilities and individual performance, and information provided by the Consultant based on a market analysis for each position.  The following table provides an overview of the 2016 SOSARs and PSA target awards granted in 2016:

2016 LTI Grants (1)
	SOSARs		Performance Shares

NEO		Minimum Shares (0% payout below threshold)	Performance Share Target (100% payout)	Maximum Shares (200% payout at Maximum)

Parrini	197,678	0	45,304	90,608

Jacunski	72,639	0	16,647	33,294

Hillard (2)	63,286	0	15,351	30,702

Astley	44,215	0	10,133	20,266

Matsumoto	47,372	0	10,857	21,714

(1)	Additional details regarding the NEOs’ 2016 LTI grants can be found in the Grants of Plan-Based Awards table.
(2)

As part of his employment compensation, Mr. Hillard was granted a total of 15,351 PSAs in 2016, which consisted of 7,740 PSAs for the 2015-2017 grant cycle and 7,611 PSAs as part of the 2016-2018 grant cycle to immediately align his interests with the long-term objectives of the Company.

Mr. Jacunski’s Retention Grant

In addition to his annual grant, Mr. Jacunski received a one-time retention grant of 24,728 RSUs in connection with his expanded responsibility as Specialty Papers Business Unit President.  The Board believes Mr. Jacunski is essential to executing the Company’s strategic plan.  Mr. Jacunski must remain continuously employed for five years to receive the award.

The Compensation Committee determined that changes to the general design of the LTI awards would be made for 2017 in line with market trends moving away from the use of SOSARs.  The Company’s 2017 LTIP design consists of PSAs and RSUs, with PSAs weighted as the majority of the total award value at 60% of the award value and RSUs for the remaining 40% of the total award value. The PSAs are based on a two-year performance period with an additional year of vesting required, with performance tied to cumulative EBITDA and average ROCE for the performance period consistent with 2016 design.  RSUs require a three-year vesting period.

Vesting of 2014 Performance Share Grants

The chart below illustrates the overlapping performance cycles for PSA grants:

PSA Grant Cycle	Performance Period Duration
Grant Year	2014	2015	2016	2017	2018
2014
2015
2016					Additional year vesting tail

Prior to 2016, PSAs had a three-year performance period with immediate vesting once earned.  Beginning in 2016, the performance period was shortened to two year to give better visibility to goal setting.  The vesting period remains at three years, requiring an additional year of vesting once earned.

In determining to establish a two-year performance measurement period for PSAs granted in 2016, the Compensation Committee considered (1) the need to provide line-of-sight to incentivize executives to achieve capital productivity and earnings goals over the longer-term and (2) the inability to forecast performance goals beyond the two-year period due to cyclical downtown in our business and adverse global economic conditions.  As a result, for PSA grants in 2016, the Compensation Committee decided to set challenging but reasonably achievable two-year performance goals with one additional year of vesting required once earned, in order to promote sustained performance focus, encourage long-term retention and align with a typical three-year performance period.

PSAs that were granted in 2014 vested on December 31, 2016 following the conclusion of a three-year performance period.  The following table illustrates the pre-determined performance goals, as well as the final results and payout level based on actual performance delivered during the performance period:

Performance Share Performance Goals
	Cumulative Adjusted EBITDA (millions) – Weighted 40%	ROCE –(three year average) Weighted 60%

Maximum	$972.3	14.1%

Target	694.5	10.1

Threshold	555.6	8.1

Actual	504.0	7.7

Percent Achievement	0.0%	0.0%

Payout Percent	0.0%

Since the performance fell below the minimum required performance level, no PSAs were earned by any of the NEOs from the 2014 grant.

Perquisites

Perquisites are offered to certain NEOs on a limited basis.  The Compensation Committee believes perquisites should be a minimal part of executive compensation.  Perquisites include a country club membership for Mr. Parrini.  All NEOs are eligible to receive a Company-paid executive physical and executive long-term disability coverage.  More information on the perquisite costs can be found in the Summary Compensation Table.

Post-Employment Compensation

The Compensation Committee believes offering post-employment compensation allows the Company to attract, retain, and motivate qualified employees and executives in the current competitive marketplace.

The Company provides qualified and non-qualified pension plans for U.S.-based employees and other arrangements for those outside of the U.S.  Regarding the qualified pension plan, those hired prior to 2007 participate in a traditional pension formula and those hired beginning in 2007 participate in a cash balance pension formula.

Non-qualified pension plans consist of a Supplemental Executive Retirement Plan (“SERP”) and a Supplemental Management Pension Plan (“SMPP”).  The SERP consists of two post-employment benefits for certain NEOs as approved by the Compensation Committee, or as approved by independent members of the Board in the case of the CEO.  The SMPP provides an Early Retirement Supplement.  Details regarding pension benefits and potential payments to the NEOs under these plans are discussed in the Pension Benefits section.

The NEOs participate in the following pension plans:

	Qualified Pension Plan		Non-Qualified Pension Plans
	Traditional	Cash Balance	SERP Restoration	SERP FAC†	SMPP
Parrini	✓		✓	✓
Jacunski	✓		✓		✓
Hillard		✓	✓
Astley		✓	✓
Matsumoto		✓	✓
† The SERP Final Average Compensation (“FAC”) provision applies only to Mr. Parrini.

Nonqualified Deferred Compensation

None of the NEOs participate in a nonqualified deferred compensation plan.

Additional Compensation Policies and Practices

Change in Control Arrangements

The Company has entered into Change in Control (“CIC”) Agreements with each of the NEOs and certain other executives.  The Compensation Committee believes these arrangements will serve as an incentive for executives to act in the interest of shareholders in the event of a CIC despite the risk of losing their jobs.  Generally, these agreements provide for severance and other benefits to be paid to executives upon a qualifying CIC (as defined in the agreements).  Since 2011, all new CIC Agreements do not provide a tax gross-up provision with respect to excise taxes imposed under the Code.  Therefore, Messrs. Hillard, Astley and Matsumoto are not subject to any tax gross-up provisions.  The CIC agreements of Messrs. Parrini and Jacunski, which were entered into before 2011, contain tax gross up provisions.

The Company’s equity grant agreements include “double trigger” provisions that accelerate vesting in the event of a CIC if the executive is terminated without cause or resigns with good reason (as defined in the applicable agreement).  Additional details on potential payments in the event of a CIC are discussed in the “Potential Payments upon Termination or Change in Control” section.

Executive Severance Guidelines

The Company has executive severance guidelines to serve as the basis for determining the severance benefits available to the CEO, Executive Vice Presidents, Senior Vice Presidents and other Vice Presidents in the case of certain terminations of employment from the Company (other than for cause, resignation, death, disability or retirement).  The severance guidelines do not apply in circumstances in which the CIC agreements apply.  The Compensation Committee retains the authority to modify or terminate individual severance packages, in its discretion, as circumstances may warrant.  The guidelines provide for the following:

•

Cash severance amounts equal to one month’s pay (including base salary plus 1/12 of a notional bonus) per year of service up to the following maximums (“the severance period”), depending on an executive’s level:

-	Chief Executive Officer: 24 months
-	Executive Vice Presidents and Senior Vice Presidents: 18 months
-	Other Vice Presidents: 12 months
•	Continuation of health benefits through the length of the severance period, Employee Assistance Program support, and payment of any accrued unused vacation
•	Outstanding equity grants will be treated in accordance with the LTIP grant agreements
•	Outplacement assistance up to specified maximum amounts by position

Executive Share Ownership Guidelines

The Compensation Committee believes it is important to require the Company’s senior executives, including NEOs, to meet minimum stock ownership guidelines.

The executive share ownership guidelines align the interests of our shareholders and the Company’s long-term growth strategy.  The Compensation Committee determines the guidelines using a multiple of each senior executive’s base salary.  Depending on the executive’s position, the executive share ownership guidelines require the executive to own sufficient Company stock that ranges in value from two times to, in the case of the CEO, five times the senior executive’s base salary as follows:

2016 Share Ownership Guidelines
Position	Ownership Guideline (Relative to Base Salary)
CEO	5X
CFO	3X
Other Executives	2X

The value of required ownership is adjusted annually for salary increases and the number of shares needed to be owned will be affected by changes in stock price.  Directly owned shares, restricted shares, beneficially owned shares held indirectly (e.g. by family members, trusts, etc.) and shares held in the 401(k) plan are eligible for satisfying ownership guidelines.  For 2017 the executive share ownership guidelines were revised to include restricted stock or stock units and earned but unvested performance shares consistent with market practices. There is no required time period for attaining the guideline level.

Holding Requirement

Until the executive share ownership guideline level is attained, executives must retain 50% of net after-tax profit shares realized at exercise of stock options and payment of PSAs and RSUs.  The Compensation Committee will review executives’ progress toward satisfying the requirements annually.

Clawback Policy

The Compensation Committee has discretion to recover or “claw back” incentive compensation when the basis for recouping performance-based compensation is triggered by a material financial restatement.  The Compensation Committee can recoup performance-based compensation, including cash and equity incentive awards, that is paid within three years prior to a restatement and that is in excess of the amount the NEO or executive officer would have otherwise received absent the material noncompliance. Recoupment is applicable to an executive who is directly accountable for the cause of the restatement and could apply to any officer in an upward reporting hierarchy to the responsible individual.  In addition, a recoupment could be made for compensation paid in a fiscal year in which an officer engages in intentional misconduct in performing his or her duties.

Hedging and Pledging Policies

All executives and directors, including the NEOs, are subject to a securities trading policy under which hedging transactions, including put or call options, short selling or similar hedging activities involving Company stock, and pledging of Company stock are prohibited.

Results of 2016 Say-on-Pay Vote

An advisory shareholder vote on the Company’s executive compensation practices (“say-on-pay”) was held at the 2016 Annual Meeting as required by Dodd-Frank legislation.  Glatfelter’s 2016 Say-On-Pay vote passed with 97.85% support of the votes cast.  The Compensation Committee took into account the favorable say-on-pay vote and continued to apply the same general principles in 2016 as were in 2015 in determining the amounts and types of executive compensation.

Tax Deductibility under Section 162(m)

Certain awards made under the LTIP and the MIP are intended to qualify for an exemption from the federal income tax $1 million deduction limitation imposed under Section 162(m) of the Code.  The Compensation Committee has established procedures to maintain tax deductibility; however the Compensation Committee has not established a policy requiring that all executive compensation be exempt from the limitations provided in Section 162(m).  The Compensation Committee has structured the 2016 MIP bonus payments, PSAs, and SOSARs in a manner that is intended to qualify as an exemption from the Section 162(m) deduction limitation as performance-based compensation.

Role of the Compensation Committee and Consultant Independence

The Compensation Committee has the authority to engage independent compensation consultants, legal counsel or other advisors as needed.  The Compensation Committee provides oversight and approves related fees and retention terms of the consultants, counsel or advisors, and may select a compensation consultant, legal counsel or other advisor only after assessing that person’s independence from Management or members of the Compensation Committee.

During 2016 the Compensation Committee utilized Meridian (as the “Consultant”), independent executive compensation consulting firms, to provide advice and assistance to the Compensation Committee and to the Company’s Management in the area of executive and non-employee directors’ compensation for the Company.  The Consultant reports directly to the Compensation Committee and has been authorized by the Compensation Committee to work with certain executive officers of the Company and other employees in the Company's human resources, legal and finance departments.

The Compensation Committee engaged Morgan Lewis & Bockius, LLP (“Morgan Lewis”) as external legal counsel to provide a range of legal services, including advice and assistance on executive compensation programs and other regulatory matters.  The Compensation Committee authorized Morgan Lewis to work with certain executive officers and other employees in the human resources and legal departments.

The Chair of the Compensation Committee is responsible for leading the Compensation Committee and developing meeting agendas.  The Compensation Committee may form subcommittees and delegate authority.  The meetings of the Compensation Committee are regularly attended by the Compensation Committee’s Consultant.  The CEO, CFO, Senior Vice President of Human Resources and Administration, Vice President, General Counsel & Secretary and the Vice President of Global Compensation and Benefits also generally attend the Compensation Committee meetings.  All members of Management present at the meeting, including the CEO, are asked to leave prior to any discussion of their compensation.  The Compensation Committee holds a final executive session with only independent Board Compensation Committee members present before approving any compensation.

The Compensation Committee has established several practices to ensure the Consultant’s independence, candor and objectivity.  The Consultant is engaged by and reports directly to the Compensation Committee, frequently meets separately with the Compensation Committee with no members of Management present and consults with the Compensation Committee’s chairman between meetings as needed.  Management periodically reports to the Compensation Committee the fees paid for services performed by the Consultant, and the Compensation Committee approves the annual work plan and budget for the Consultant. In addition, the Compensation Committee has assessed the independence of its compensation consultant and legal counsel required under the NYSE listing rules, and considered and assessed all relevant factors, including those required by the SEC that could give rise to potential conflict of interest during 2016. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work conducted by the Consultant for 2016.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with Company Management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the year ended December 31, 2016.

The information disclosed in this report shall not be considered as “soliciting material,” or to be “filed” with the SEC. This information is not subject to Regulation 14A, 14C or the liabilities of Section 18 of the Exchange Act.

Lee C. Stewart (Chair)

Kathleen A. Dahlberg

Nicholas DeBenedictis

J. Robert Hall

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company’s three most highly compensated executive officers in 2016 other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position in 2016	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Comp Earnings (5)	All Other Compen-sation (6)	Total

Dante C. Parrini	2016	$971,501	$0	$782,400	$782,410	$1,288,423	$1,612,000	$19,522	$5,456,256
Chairman &	2015	943,208	0	588,310	901,988	724,253	567,000	15,842	3,740,601
Chief Executive Officer	2014	912,333	0	590,238	817,520	377,619	1,545,000	73,821	4,316,531

John P. Jacunski	2016	$609,775	$0	$787,494	$287,505	$545,582	$208,000	11,050	$2,449,406
Executive Vice President	2015	488,009	0	223,013	341,916	224,817	26,000	8,848	1,312,603
& Chief Financial Officer	2014	472,438	0	689,921	297,766	123,502	331,000	21,996	1,936,623

Samuel L. Hillard (7)	2016	$246,522	$325,000	$297,502	$297,501	$146,197	N/A	236,161	$1,548,882
Vice President, Corporate
Development & Strategy

Christopher W. Astley	2016	$367,158	$0	$174,997	$175,003	$254,857	$25,000	8,177	$1,005,192
Senior Vice President &	2015	355,919	0	129,114	197,948	82,186	15,000	5,237	785,404
Business Unit President, AMBU	2014	308,369	0	424,169	158,290	60,544	26,000	14,959	992,331

Kent Matsumoto	2016	$337,681	$0	$187,500	$187,498	$223,831	$21,000	9,282	$966,792
Vice President,	2015	327,615	0	146,722	224,948	113,791	18,000	8,694	839,770
General Counsel & Secretary

(1)  Mr. Hillard joined the Company in March 2016.  The amount for Mr. Hillard reflects sign-on bonuses paid to offset lost compensation from his previous employer as part of his employment compensation.

(2)

The amounts reflect the grant date fair value of RSUs and/or PSAs granted in 2016, 2015 and 2014.  The method used to calculate these amounts is set forth in note [10] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.  Assuming the PSAs payout at the maximum level (200%), the following amounts become payable: Mr. Parrini - $1,564,800; Mr. Jacunski - $1,074,988; Mr. Hillard -$595,004; Mr. Astley -$349,994; and Mr. Matsumoto - $375,000.  With respect to PSAs, dividends paid on the Company’s common stock are assumed to be reinvested by the recipient in additional PSAs.  RSUs earn deemed dividends in the form of additional units, in lieu of a cash payment.

(3) The amounts reflect the grant date fair value of SOSARs granted in 2014, 2015 and 2016.  The method used to calculate these amounts is indicated in note [10] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

	2016	2015	2014
Dividend yield	2.85%	1.94%	1.48%
Risk-free rate of return	1.34	1.64	1.74
Volatility	31.97	36.38	37.59
Term	6 years	6 years	6 years

(4)	The 2016, 2015 and 2014 amounts reflect cash payments under the Company’s MIP. See discussion of the MIP in the “Compensation Discussion and Analysis section”.
(5)

For each of the NEOs, the amounts reflect the actuarial increase in the present value of such NEOs benefits under all pension plans established by the Company, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements.  These amounts may reflect benefits which the NEOs are not currently entitled to receive, to the extent that such amounts are not vested.  The amounts shown only include the change in pension value, because there are no deferred compensation plans.  The Company did not make any changes to the SERP plan or plan benefits during 2016.

For Mr. Parrini, the 284% increase in the actuarial present value of his pension value is attributable to three factors.  First, approximately 50% of Mr. Parrini’s reported increase in the pension value is attributable to increases in his pay, as measured by his average compensation over the five years immediately preceding his assumed retirement.  Changes to Mr. Parrini’s compensation for 2016 were made to align his pay with the market median.  Second, lower discount rate assumptions were used to estimate the value of the benefit. A lower discount rate produces a greater pension value.  Approximately 19% of the increase in Mr. Parrini’s reported change in pension value is attributable to the decrease in the discount rate.  Third, an additional year of benefit service was earned in 2016.  As Mr. Parrini worked for a full year in 2016, his pension benefits increased because he earned an additional year of benefit service.  Approximately 31% of the increase in the pension value is attributable to his additional year of service.

(6)	Other compensation includes the following:

	401(k) Match	Perquisites (i)	Life Insurance Premium (ii)	Other Compensation (iii)	Relocation (iv)	Total
2016
Parrini	3,975	8,382	853	6,312	–	19,522

Jacunski	3,975	–	569	6,505	–	11,050

Hillard	2,756	–	276	362	232,766	236,161

Astley	3,975	–	323	3,878	–	8,177

Matsumoto	3,975	–	297	5,010	–	9,282

i	The amount included in the “Perquisites” column for Mr. Parrini represents dues for a country club paid by the Company.
ii.	The amounts included in the “Life Insurance Premium” column represent the annual premium paid by the Company.
iii.	The amounts included in the “Other Compensation” column consist of premiums for executive long-term disability coverage and the cost of annual executive physicals paid by the Company.
iv.	The amount included in the “Relocation” column for Mr. Hillard represents relocation related payments made as part of his employment compensation and Company relocation policies.

(7)  Mr. Hillard’s MIP payment is pro-rated for the year based in his March 2016 start date.

Grants of Plan-Based Awards

The following table, including footnotes, sets forth information concerning grants of plan-based awards in 2016:

								All Other	All Other Option
		Estimated Possible Payouts			Estimated Possible Payouts			Stock Awards: Number of	Awards: Number of	Exercise or	Grant Date
		Under Non-Equity Incentive Plan Awards (1)			Under Equity Incentive Plan Awards (2)			Shares of Stock or	Securities Underlying	Base Price of Option	Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#) (3)	Awards ($/Share)	Option Awards ($)
Parrini	2/25/2016	486,933	973,865	1,947,730	9,061	45,304	90,608				782,400
	2/25/2016								197,678	17.27	782,410

Jacunski	2/25/2016	199,136	398,272	796,544	3,329	16,647	33,294				287,494
	2/25/2016								72,639	17.27	287,505
	4/6/2016							24,728(4)			500,000

Hillard	3/21/2016 (5)	53,157	106,313	212,626	3,070	15,351	30,702				297,502
	3/21/2016								63,286	19.38	297,501

Astley	2/25/2016	101,214	202,428	404,856	2,027	10,133	20,266				174,997
	2/25/2016								44,215	17.27	175,003

Matsumoto	2/25/2016	84,593	169,185	338,370	2,171	10,857	21,714				187,500
	2/25/2016								47,372	17.27	187,498

(1)

The amounts shown represent awards under the Company’s Management Incentive Plan.  Threshold payments equal 50% of the target amount and maximum payments equal 200% of the target amount shown.  For 2016, achievement of the performance goals resulted in a MIP payment made in February 2017 equal to 132.3% of target for Messrs. Parrini, Hillard, and Matsumoto; 125.9% for Mr. Astley; and 132.3% and 138.2%, respectively, for pro-rated portions of Mr. Jacunski’s total payment as described in the “NEO MIP Payments” table of the CD&A.

(2)

The amounts shown reflect the threshold, target and maximum amount of PSAs granted to the NEOs under the LTIP.  PSAs vest over three-year period based on performance measured over two years and one year of additional service-based vesting. The actual number of shares paid out will range from 0% to 200% of the target amount, depending upon attainment of performance goals.

(3)

The amounts shown reflect grants of SOSARs to the NEOs under the LTIP.  SOSARs vest ratably over three years. The method used to calculate the fair value of SOSAR awards is indicated in note [10] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	The amount shown reflects a retention grant of RSUs with five-year cliff vesting.
(5)

Mr. Hillard’s award consists of 7,611 PSAs with a performance period of 1/1/2016-12/31/2017 and a one-year vesting tail through 12/31/2018; and 7,740 PSAs with a three-year performance period from 1/1/2015 to 12/31/2017.

Outstanding Equity Awards at Fiscal Year-End

The following table, including footnotes, sets forth information concerning outstanding equity awards as of December 31, 2016:

	Option Awards
	Number of Securities Underlying Unexercised Options (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested( #) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable

Parrini	45,760	0	13.44	3/5/2018	100,000	2,389,000	88,640	2,117,610
	169,510	0	9.91	5/5/2019
	66,300	0	13.95	3/3/2020
	88,140	0	12.56	3/3/2021
	85,130	0	15.61	3/6/2022
	98,010	0	18.36	3/5/2023
	55,331	82,997	29.89	2/26/2024
	39,876	79,751	24.94	2/26/2025
	0	197,678	17.27	2/25/2026

Jacunski	27,250	0	13.44	3/5/2018	15,892	379,660	32,779	783,090
	101,170	0	9.91	5/5/2019	24,728	590,752
	44,880	0	13.95	3/3/2020
	39,300	0	12.56	3/3/2021
	33,790	0	15.61	3/6/2022
	39,780	0	18.36	3/5/2023
	20,153	10,077	29.89	2/26/2024
	15,116	30,231	24.94	2/26/2025
	0	72,639	17.27	2/25/2026

Hillard	0	63,286	19.38	3/21/2026			15,351	366,735

Astley	8,000	0	11.92	7/23/2020	10,371	247,763	19,130	457,016
	20,710	0	12.56	3/3/2021
	21,730	0	15.61	3/6/2022
	21,600	0	18.36	3/5/2023
	10,713	5,357	29.89	2/26/2024
	8,751	17,502	24.94	2/26/2025
	0	44,215	17.27	2/25/2026

Matsumoto	3,987	0	18.36	3/5/2023			20,190	482,339
	6,764	0	26.79	10/4/2023
	9,660	4,830	29.89	2/26/2024
	9,945	19,889	24.94	2/26/2025

(1)

Represents SOSARs with a 10-year term, which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date.  All SOSARs are settled in shares of the Company’s common stock.  For more information on SOSARs, see the discussion of long-term incentive compensation in the “Compensation Discussion and Analysis” section.

(2)

Represents RSUs that vest 100% on the fifth anniversary of the grant date.  Mr. Parrini was granted 100,000 units on December 12, 2013; Mr. Jacunski was granted 15,892 units on February 26, 2014 and 24,728 units on April 6, 2016; and Mr. Astley was granted 10,371 units on February 26, 2014.

(3)	Calculated based on the closing price of the Company’s common stock on December 31, 2016 ($23.89).
(4)

The amount shown reflects the aggregate target amount of PSAs granted 2/26/2014, 2/26/2015 and 2/25/2016 vesting 12/31/2016, 12/31/2017 and 12/31/2018, respectively.  The actual number of shares paid out ranges from 0% to 200% of the target amount, depending upon attainment of performance goals.  In February 2017, the Board confirmed that no payout was achieved for the PSAs granted on 2/26/2014.

Options Exercised and Stock Vested

The following table, including footnotes, sets forth information concerning stock grants that vested during fiscal 2016.  No options were exercised by the NEOs during fiscal 2016.

	Stock Awards
	No. of Shares Acquired on Vesting (Payout)	Value Realized on Vesting	Total Value Realized from all
	PSAs(1)	PSAs(2)	Exercised and Vested Grants

Parrini	8,017	$136,369	$136,369
Jacunski	3,255	55,368	55,368
Hillard	0	0	0
Astley	1,766	30,040	30,040
Matsumoto	902	15,343	15,343
(1)	Represents PSAs granted on March 5, 2013, with a performance period of January 1, 2013–December 31, 2015, and a vesting date of December 31, 2015, for which shares were paid out on February 12, 2016.
(2)	Based on the closing price of the Company’s common stock of $17.01 on the payout date.

Pension Benefits

Current Pension Benefits of NEOs

The following table, including footnotes, sets forth information concerning pension benefits during fiscal year 2016.

Name	Age	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Parrini	52	Traditional Pension	19	616,000	–
		SERP	19	5,933,000	–
Jacunski	51	Traditional Pension	13	360,000	–
		SERP	13	621,000	–
		SMPP	13	80,000	–
Hillard (2)	35		N/A	N/A	N/A
			N/A	N/A	N/A
Astley	43	Cash Balance Pension	6	93,000
		SERP	6	11,000
Matsumoto	57	Cash Balance Pension	5	68,000	–
		SERP	5	10,000

(1)

The present value of accumulated benefits above is based on actuarially determined assumptions including (i) discount rates of 4.47% (traditional Pension) and 4.55% (SERP); (ii) [mortality rates for U.S.-based employees are derived from RP-2014 and reflect actuarially determined adjustments resulting in a 0.75% ultimate improvement rate; and (iii) assumed retirement ages ranging from age 62 to age 65 based on plan provisions with no pre-retirement exits from the plan assumed].

(2)	Mr. Hillard is not yet eligible to participate in the applicable pension plan(s) based on his start date in March 2016.

Qualified Pension Plan

All U.S.-based NEOs participate in the Qualified Pension Plan, which is a tax-qualified defined benefit pension plan.  The Qualified Pension Plan has two methods under which participant benefits are determined, the traditional pension and the cash balance pension.

Traditional Pension

Messrs. Parrini and Jacunski were plan participants on January 1, 2007, and are eligible for a normal unreduced retirement pension beginning at age 65 equal to:

1.4% of final average compensation multiplied by years of benefit service (to a maximum of 25) + 0.5% of final average compensation for each year of benefit service in excess of 25

Final average compensation (“FAC”) means the participant’s highest average compensation over any consecutive five-year period that spans the ten-year period preceding the year of the participant’s retirement.

Eligible compensation includes salary as listed in the Summary Compensation Table plus paid bonus (to a maximum of the IRS limit, which was $265,000 for 2016).

The Qualified Pension Plan provides for early retirement benefits for participants who retire at or after age 55 and prior to age 65.  The amount of the monthly early retirement pension is reduced on account of its early commencement, at the rate of 2.5% per year.

Cash Balance Pension

Messrs. Hillard, Astley and Matsumoto were hired after January 1, 2007, and therefore participate in the cash balance pension.  At the end of each month, the Company determines contribution credits equal to 5.5% of eligible monthly base pay.  Interest is accrued on the account balance at the end of each month based on an external index (Moody’s As Nominal bond yield).  Full vesting is completed after three years of service.

Non-Qualified Pension Plans

The Company also sponsors non-qualified pension plans for certain executives.

Supplemental Executive Retirement Plan

The SERP consists of two post-employment benefits for certain NEOs who have been approved for participation by the Compensation Committee, or by the independent members of the Board in the case of the CEO.

Restoration Pension Benefit

The “Restoration Pension Benefit” under the SERP provides those executives whose benefits under the Qualified Pension are reduced due to legal limits with a supplemental pension benefit.  The supplemental benefit restores the portion of the pension benefit that was earned but not able to be paid under the Qualified Pension because of the legal limits provided in the Code.  Eligible executives may receive the Restoration Pension Benefit as either an annuity or a lump sum, depending on the value of the benefit at the time the executive terminates employment with the Company.  Employees will generally be eligible for the Restoration Pension Benefit if they have at least one year of pensionable compensation in excess of the Code’s annual compensation limit for qualified pension plans.

Final Average Compensation Pension

The FAC Pension under the SERP pays a pension benefit equal to 2% of the executive’s average compensation over the five years immediately preceding his retirement, multiplied by the participant’s years of benefit service under the Qualified Pension Plan, up to a maximum of 27.5 years, offset by an equivalent value of the participant’s benefits under the Qualified Pension Plan (and certain Company-sponsored nonqualified defined benefit pension arrangements, including the Restoration Pension).  The FAC Pension is payable following the executive’s retirement on or after age 55 in the form of an annuity or a lump sum, depending on the value of the benefit at the time it is scheduled to commence.  If the FAC Pension is payable prior to age 62, the monthly amount of the benefit is reduced to reflect its early commencement.  A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse in the event of the participant’s death before the FAC Pension commences.  As of December 31, 2016, only Mr. Parrini was eligible for the FAC Pension, and he has elected a lump sum distribution of his FAC Pension.

Supplemental Management Pension Plan

The SMPP provides an Early Retirement Supplement to benefits otherwise provided by the Qualified Pension Plan if the participant retires early.  Normal retirement age under the Qualified Pension Plan is age 65; however, under the Qualified Plan, a participant who is at least age 55 may either:

•	Elect early retirement and receive a reduced monthly early retirement pension that begins immediately following retirement, or
•	Postpone the start of the pension until a later date, but not later than age 65.

If the participant agrees to postpone his or her Qualified Pension Plan pension until at least 36 months following early retirement date, then the Early Retirement Supplement will pay a supplemental benefit during the 36-month period.  The Early Retirement Supplement is equal to the sum of the monthly amount of the Qualified Pension Plan benefit and the SERP Restoration Pension benefit in the form of a single life annuity. The benefit begins on the first day of the month following early retirement and continues for 36 months (or until normal retirement date), at which time the Qualified Pension Plan pension begins to be paid, subject to a six month delay as applicable under Section 409A of the Code.

Potential Payments upon Termination or Change in Control

Payments upon Termination

Payments made to a NEO upon involuntary termination by the Company are made in accordance with the Company’s executive termination guidelines.  The guidelines are described in the CD&A.

Change in Control Agreements

The Company has entered into Change in Control Agreements with each of the NEOs as described in the CD&A.

For purposes of payments made upon termination of employment due to a change in control, a “change in control” means:

•

the acquisition of direct or indirect beneficial ownership of 20% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries; and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of,  P. H. Glatfelter;

•

in any 12 month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board, other than any person becoming a director whose election was approved by at least a majority of incumbent directors, excluding  any such person whose initial election occurs as a result of an actual or threatened election contest; or

•

the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities; or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company to a third party.

Under these agreements, each executive’s employment with the Company will continue for two years from the date of a change in control or each executive will become entitled to severance payments and benefits upon termination under certain conditions within such two-year period.  During such period, the employee will continue in a position at least equal to the position held prior to the change in control and receive compensation and benefits from the Company at least equal to those paid prior to the change in control.

Tax Gross-Up Payments.  For Change in Control Agreements in effect before 2011 (including Messrs. Parrini and Jacunski), if any payment contingent on a change in control is subject to excise tax under the Code, then an additional payment will be made to the executive so that the amount he receives on a net basis will be the same amount he would have received absent the excise tax.  Beginning in 2011, the provision for excise tax gross-ups was eliminated from the new Change in Control Agreements for Company executives.  Messrs. Hillard, Astley and Matsumoto’s Change in Control Agreements therefore do not contain a tax gross-up provision.

“Double Trigger” Provisions.  Under equity grant agreements, a double trigger provision accelerates vesting in the event of a change in control if the executive is terminated without cause or quits with good reason (as those terms are defined in the agreements).   The Compensation Committee believes that the double trigger provision will ensure continuity of management during mergers and acquisitions and assist with retaining key executives, ultimately benefitting shareholders.

The following table describes how each element of the NEO’s post-employment compensation would be treated in the event of termination, should the termination result from a change in control as defined below:

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Cash Severance

The NEO receives a severance payment in an amount equal to two times (a) the NEO’s annual base salary (at the highest rate achieved before the date of termination) plus (b) the NEO’s annual bonus, defined as the greater of the NEO’s three-year average bonus or the NEO’s target bonus.

The Compensation Committee may authorize severance benefits if determined to be appropriate. In the past, the Company has agreed to provide severance benefits to departing executive officers in exchange for definitive termination agreements.

Health & Welfare Benefits

For a period of two years after the date of termination, the Company continues to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those that would have been provided if the NEOs employment had not been terminated.

Health and welfare benefits for U.S. based NEOs generally cease on the last day of employment.  For non-U.S. based NEOs, the social benefit system of the resident country generally governs eligibility for these benefits.

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Short-Term Incentive Compensation (MIP)	The NEO receives a pro-rated bonus payment, based on the greater of the NEO’s three-year average bonus or the NEO’s target bonus.

The Compensation Committee may authorize a pro-rata bonus payment if determined to be appropriate in order to enter into definitive termination agreement.

In the case of termination due to death, disability, or retirement, the NEO receives a pro-rated award based on performance.

Long-Term Incentives

For awards made after March 2009, a “double trigger” provision applies, under which RSUs, SOSARs and PSAs will accelerate vesting upon involuntary termination or good reason termination upon or following a change in control.

PSAs will generally be deemed to have been earned at the greater of target or actual performance through the change in control.

In the event of a change in control in which the Company’s stock is no longer the stock of the surviving entity, the Company will cause the surviving entity to issue replacement RSUs and PSAs.  A value restoration payment with respect to any vested replacement RSUs or PSAs will be equal to the difference between the fair market value of the surviving entity’s common stock on the date of the change in control and, if less, the fair market value of the surviving entity’s common stock on the vesting date (which will be the date of the Participant’s involuntary Separation from Service other than for Cause, or voluntary Separation from Service for Good Reason).   Any value restoration payment will include interest (at the prime rate of interest of the Company’s principal bank in effect on the vesting date for the period between the date of the change in control and the vesting date), and will be paid in cash within thirty (30) days after the vesting date.

RSUs: If the NEO ceases employment other than upon death, disability or retirement, unvested RSUs are forfeited. If the NEO is terminated for cause, outstanding RSUs, vested or unvested, are forfeited. For grants prior to 2013 upon death, disability or retirement, unvested RSUs are pro-rated.  For grants beginning in 2013, upon death or disability, vesting of RSUs is accelerated and upon retirement, unvested RSUs are pro-rated.

SOSARs: If the NEO ceases employment other than upon death, disability, retirement or involuntary termination without cause, then, for a period of 90 days following such termination, the NEO may exercise any vested SOSARs.  Unvested SOSARs are forfeited.  If the NEO is terminated for cause, outstanding SOSARs, vested or unvested, are forfeited. Upon death, disability, or retirement, there is prorated vesting of SOSARs, and the SOSARs are exercisable for a period of 3 years.

PSAs: If the NEO ceases employment, other than upon death, disability or retirement, unvested PSAs are forfeited. Upon death, disability or retirement, the NEO is entitled to receive a pro-rated award based on performance.

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
401(k) & Pension

In the event that the NEO’s vesting service is insufficient to have earned (a) a vested interest in  matching contributions under the Company’s 401(k) plan, and (b) a vested interest in an accrued benefit under the Company’s Pension Plan, the Company will pay to the NEO  an amount equal to the sum of:

-the NEO’s unvested matching contribution account under the 401(k) plan; and

-the actuarial present value of the NEO’s unvested normal retirement pension under the Pension Plan.

If the NEO is a participant in the Restoration Plan or the FAC Pension, the NEO will become fully vested in the accrued benefit.

If a NEO leaves the Company before full vesting in the employer matching contributions under the 401(k) plan, the non-vested portion is forfeited, except upon attainment of age 65 or death which would accelerate vesting.  Employee deferrals and rollover contributions are always vested.

Pension:

Traditional – Participants are fully vested.

Cash Balance – Interests under the plan generally vest upon three years of service, or upon death or attaining age 65 if earlier.

Quantification of Payments upon Termination or Change in Control

The following table, including the footnotes that follow, describes the potential payments to the NEOs upon termination of employment or due to a change in control of the Company as if such termination or change in control occurred on December 31, 2016.

Name	Death or Disability	Retirement	Change in Control
Dante Parrini
Severance Payments	N/A	N/A	$4,869,325
RSUs (1)	$2,389,000	$1,458,781	2,389,000
SOSARs (1)	1,308,629	369,469	1,308,629
PSAs (1,2)	736,465	736,465	1,645,854
Health & Welfare Benefits (3)	N/A	N/A	66,794
Pension (4)	N/A	N/A	2,885,000
Excise Tax Gross-Up	N/A	N/A	4,622,698
Total	$4,434,094	$2,564,716	$17,787,299
John Jacunski
Severance Payments	N/A	N/A	$2,563,646
RSUs (1)	$970,412	$303,055	970,412
SOSARs (1)	480,870	135,765	480,870
PSAs (1,2)	274,982	274,982	611,321
Health & Welfare Benefits (3)	N/A	N/A	66,214
Pension (4)	N/A	N/A	1,611,912
Excise Tax Gross-Up	N/A	N/A	0
Total	$1,726,264	$713,802	$6,304,375
Samuel Hillard
Severance Payments	N/A	N/A	$1,055,250
RSUs (1)	0	0	0
SOSARs (1)	$285,419	$74,290	285,419
PSAs (1,2)	122,245	122,245	366,735
Health & Welfare Benefits (3)	N/A	N/A	57,692
Pension (4)	N/A	N/A	N/A
Unvested 401(k) Match (5)	N/A	N/A	2,856
Total	$407,664	$196,535	$1,767,952
Christopher Astley
Severance Payments	N/A	N/A	$1,343,386
RSUs (1)	$247,763	$140,978	247,763
SOSARs (1)	292,704	82,643	292,704
PSAs (1,2)	163,145	163,145	365,756
Health & Welfare Benefits (3)	N/A	N/A	70,886
Pension (4)	N/A	N/A	0
Total	$703,612	$386,766	$2,320,495
Kent Matsumoto
Severance Payments	N/A	N/A	$1,184,293
RSUs (1)	0	0	0
SOSARs (1)	$313,602	$88,541	313,602
PSAs (1,2)	180,155	180,155	399,919
Health & Welfare Benefits (3)	N/A	N/A	41,836
Pension (4)	N/A	N/A	0
Unvested 401(k) Match (7)	N/A	N/A	4,576
Total	$493,757	$268,696	$1,944,226

(1)

The values represent awards for which vesting fully or partially accelerates upon termination as a result of death, disability or retirement, as applicable.  The values are calculated based on the closing price of $23.89 of the Company’s common stock on December 31, 2016. For change in control, the value assumes vesting and exercise or payment on December 31, 2016.
(2)	Assumes achievement of a target performance level at the end of the performance period.
(3)	Based on current type of health and welfare plan coverage and premium levels.
(4)

Represents the actuarial present value of unvested retirement plans based on the maximum applicable benefit formula level.  Present values have been calculated consistent with calculations in the Pension Benefits table.  In the event of termination on December 31, 2016, Mr. Jacunski, would not be entitled to an Early Retirement Supplement under the SMPP, because he would have been under the age of 55 at the time of termination.

(5)	Represents the value of unvested portion of Company matching contributions under the 401(k) plan.

Monthly Termination Payments under SERP

The table below sets forth the various monthly payments that the NEOs (or, in certain situations, their spouses) would be entitled to receive for their lifetimes upon termination as of December 31, 2016, under several different circumstances.  The payments shown reflect benefit commencement at the earliest possible age.  If a SERP participant becomes an employee or officer of a competitor of the Company or uses or discloses confidential information of the Company (except as required by the SERP participant’s duties as an employee of the Company), then all benefits under the SERP are forfeited.

Name	Termination Other than Upon Death or Disability	Termination as a Result of Death(1)	Disability (2)
Parrini	$11,000 (3)	$19,000	$20,000
Jacunski	3,000 (3)	1,000	N/A
Hillard (4)	N/A	N/A	N/A
Astley	–	–	N/A
Matsumoto	–	–	N/A

(1)

Represents pension survivor benefits payable to the NEO’s spouse for the spouse’s lifetime, commencing at the earliest possible age.  The death benefits for both Mr. Parrini and Mr. Jacunski would be payable as a lump sum.

(2)	Represents FAC pension benefit payable upon attaining the age of 55 by Mr. Parrini.
(3)

Represents the monthly benefit of the Restoration Pension under the SERP, based on service and compensation through December 31, 2016, assuming retirement at age 55. If the NEO separates from service before age 55, the Restoration Pension benefit is determined based on the value of the benefit payable at age 65, reduced by 6% per year to reflect its early commencement.  In the event of death following benefit commencement, the surviving spouse receives lifetime monthly payments in an amount equal to 75% of the monthly benefit payable to the NEO for the FAC pension and an amount equal to 50% of the monthly benefit payable to the NEO for the Restoration pension.

(4)   Mr. Hillard is not yet eligible to participate in the applicable pension plan(s).

Certain Relationships and Related Transactions

Related Party Transactions Policy

The NCG Committee (or its Chair, under some circumstances) will review the relevant facts of all proposed Related Person Transactions and either approve or disapprove of the entry into the Related Person Transaction.

For purposes of this review, as defined in the NCG Committee Charter, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that is at least $120,000, and in which the Company was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest.  A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.  There were no Related Person Transactions during 2016.

Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders. No director may participate in any consideration or approval of a Related Person Transaction in which he or she, or any of his or her immediate family members, is the Related Person.

If a Related Person Transaction that has not been previously approved or ratified is discovered, the NCG Committee, or its Chair, will promptly consider all of the relevant facts.  If the transaction is ongoing, the NCG Committee will consider all options and may ratify, amend or terminate the Related Person Transaction.  If the transaction has been completed, the NCG Committee will consider if rescission of the transaction is appropriate and if disciplinary action is warranted.  The NCG Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts related to all proposed Related Person Transactions, the NCG Committee, or its Chair, will take the following considerations into account, along with other factors it deems appropriate:

•	the benefits to the Company of the transactions;
•

the impact on a director’s independence, in the event the “Related Person” is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;
•	the terms of the transaction;
•	the terms available from unrelated third parties or to employees generally.

To the extent that the NCG Committee, or its Chair, needs additional information to make an informed decision regarding a proposed Related Person Transaction, the NCG Committee, or its Chair, may consult with Management of the Company or other members of the Board.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Lee C. Stewart (Chair), Kathleen A. Dahlberg, Nicholas DeBenedictis and J. Robert Hall.  No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2016, with the Company’s Management and its independent registered public accounting firm.  The Company’s Management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with Deloitte its independence from the Company and its Management.  The Audit Committee has received a letter and written disclosures from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board, disclosing all relationships between Deloitte and its related entities and the Company.  In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Richard C. Ill (Chair)

Bruce Brown

Kathleen A. Dahlberg

Ronald J. Naples

Additional Information

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, are being mailed to shareholders with this proxy statement. A shareholder may obtain a copy of the Annual Report without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401.  The 10-K, proxy statement and Annual Report can also be obtained through our website, www.glatfelter.com.

Other Business

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above.  If any other matter is properly brought before the Annual Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

“Householding”

The Company is permitted by SEC regulations to deliver a single Annual Report or proxy statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders.  This is known as “householding” and is intended to save the cost of delivering multiple duplicate copies of the proxy materials to the same address.  The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.  The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401, or call us at (717) 225-2719, if the shareholder (1) wishes to receive a separate copy of an Annual Report or proxy statement for this Meeting; (2) wishes to receive separate copies of those materials for future meetings; or (3) is sharing an address and wishes to request delivery of a single copy of Annual Reports or proxy statements if the shareholder is now receiving multiple copies of Annual Reports or proxy statements.

APPENDIX A

P. H. GLATFELTER COMPANY

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

1.PURPOSE.  This Amended and Restated Long-Term Incentive Plan (the “Plan”) has been established by P. H. Glatfelter Company (the “Company”) to reward Eligible Individuals by means of appropriate incentives for achieving long-range Company goals; provide incentive compensation opportunities that are competitive with those of other similar companies; further match Eligible Individuals’ financial interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock, and thereby enhance the long-term financial interest of the Company and its Affiliates, including through the growth in the value of the Company’s equity and enhancement of long-term shareholder return; and facilitate recruitment and retention of outstanding personnel eligible to participate in the Plan.

This Plan was originally effective as of April 27, 2005, was amended effective as of January 1, 2008 to reflect the provisions of Section 409A of the Code, and was further amended and restated as approved by the Board of Directors on March 4, 2009 and March 5, 2013.  The Plan was amended and restated effective as of May 9, 2013, which is the date that shareholders approved the restated Plan.  The Plan was further amended and restated as approved by the Board of Directors on February 26, 2015 to modify the definition of Change in Control, which modified definition applies to Awards made on or after February 26, 2015.  The Plan has been further amended and restated effective as of May 4, 2017, subject to shareholder approval of the restated Plan (the “2017 Plan Effective Date”).  Except for the changes made to Section 14(b), the 2017 Plan restatement only applies to Awards granted on or after the 2017 Plan Effective Date.  Except for the changes made to Section 14(b), Awards granted prior to the 2017 Plan Effective Date shall continue to be governed by the applicable Agreements and the terms of the Plan without giving effect to changes made pursuant to this 2017 Plan restatement, and the Committee shall administer such Awards in accordance with the Plan without giving effect to changes made pursuant to this 2017 plan restatement.

2.DEFINITIONS.  The capitalized terms used in this Plan have the meanings set forth below.  Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

“Affiliate” means: (i) any Subsidiary of the Company; (ii) any entity or Person or group of Persons that, directly or through one or more intermediaries, is controlled by the Company; and (iii) any entity or Person or group of Persons in which the Company has a significant equity interest, as determined by the Committee.

“Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

“Award” means any Option, SAR, award of Restricted Stock or Restricted Stock Units, Stock Award, Other Stock-Based Award, or Performance Award granted under the Plan.

“Board” or “Board of Directors” means the Board of Directors of the Company, as it may be constituted from time to time.

“Change in Control” means:

(i)The acquisition, directly or indirectly, other than from the Company, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and, with respect to Awards made before February 26, 2015, any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter) (a “Third Party”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of  the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease in any 12 month period for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Plan, an Incumbent Director, but excluding for this purpose, any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Third Party other than the Board; or

(iii)Consummation of (a) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the surviving entity) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (b) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party.

The Committee may conform the definition of Change in Control in an Agreement as required to comply with Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.

“Committee” means the Compensation Committee of the Board, or any successor committee thereto, or the Board or such other committee of the Board as is appointed or designated by the Board to administer the Plan, as described in Section 3.

“Covered Person” means an Eligible Individual who is determined by the Committee to be a “covered employee” as defined in Section 162(m) of the Code for the tax year of the Company with regard to which a deduction in respect of such person’s Award would be allowed.

“Disability” means (i) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (ii) if no such policy or plan exists, the Participant will be considered to be totally disabled as determined by the Committee; provided in each case that the Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code.

“Eligible Individual” means any full-time or part-time employee, officer, non-employee director or consultant of the Company or an Affiliate.  Eligible Individual will also include any individual or individuals to whom an offer of employment or service has been extended.  In no event shall any person whom the Company determines, in its sole discretion, is not a common law employee be considered an “employee” for purposes of the Plan, whether or not any such person is later determined to have been a common law employee of the Company and without regard to classification by the Internal Revenue Service of such person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date and unless otherwise determined by the Committee, the value of the Shares determined as follows:

(i)If the Shares are listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Shares as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and

(ii)In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. Section 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

“Incentive Stock Option” means an option granted under Section 6 that meets the requirements of Section 422 of the Code, or any successor provision thereto.

“Non-Qualified Stock Option” means an option granted under Section 6 that is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means any right granted under Section 8.

“Participant” means any Eligible Individual to whom an Award has been made.

“Performance Award” means an Award to a Participant under Section 9, which Award may be denominated in cash or Shares.

“Person” means any individual, corporation, joint venture, association, partnership, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means this Amended and Restated Long-Term Incentive Plan, as set forth herein and as amended from time to time.

“Reporting Person” means any Eligible Individual subject to Section 16 of the Securities Exchange Act of 1934, as amended.

“Restricted Stock” means a grant of Shares pursuant to Section 7.

“Restricted Stock Unit” or “RSU” means a contractual right underlying an Award granted under Section 7 that is denominated in Shares, which unit represents a right to receive a Share (or the value of a Share) upon the terms and conditions set forth in the Plan and the applicable Agreement.

“SAR” means a stock appreciation right, which is the right to receive a payment in cash or Shares equal to the amount of appreciation, if any, in the Fair Market Value of a Share from the date of grant of the right to the date of its payment, and which may be awarded to Eligible Individuals under Section 6.

“Separation from Service” means (i) with respect to an Eligible Individual who is an employee of the Company or an Affiliate, the termination of his employment with the Company and all Affiliates that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(1), (ii) with respect to an Eligible Individual who is a consultant of the Company or an Affiliate, the expiration of his contract or contracts under which services are performed that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(2), or (iii) with respect to an Eligible Individual who is a non-employee Director of the Company or an Affiliate, the date on which such non-employee Director ceases to be a member of the Board (or other applicable board of directors) for any reason.

“Share” means a share of Stock.

“Stock” means the common stock, par value $.01 per share (as such par value may be adjusted from time to time), of the Company.

“Stock Award” means an award of Shares pursuant to Section 8.

“Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.  In the case of Incentive Stock Options, Subsidiary means any entity that qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a Person acquired by the Company or with which the Company combines.

“Successor” with respect to a Participant means the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Committee, acquire the right to receive cash and/or Shares issuable in satisfaction of an Award after the Participant’s death.

3.ADMINISTRATION.  The authority to control and manage the operation and administration of the Plan is vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan are subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board.

(a)The Committee shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Exchange Act, (ii) “outside directors” within the meaning of the regulations under Section 162(m) of the Code, and (iii) “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Stock is at the time primarily traded.  Awards to non-employee directors shall be administered and interpreted by the Committee consistent with a Board-approved compensation program.

(b)The Committee has the exclusive power to make Awards, to determine when and to which Eligible Individuals Awards will be granted, the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards and, subject to the terms of the Plan and applicable law, to cancel, suspend or amend existing Awards.  In making such Award determinations, the Committee may take into account the nature of services rendered by the Eligible Individual, the Eligible Individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(c)Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such actions, establish such procedures, and impose such restrictions as necessary to conform to such requirements.  Notwithstanding any provision of the Plan to the contrary, if an Award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(d)The Committee has the power to approve forms of Agreement for use under the Plan.

(e)The Committee has the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(f)The Committee may, subject to Section 13(b), determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or canceled, forfeited or suspended.

(g)The Committee has the authority to interpret the Plan and any Award or Agreement made under the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any Agreements entered into hereunder (not inconsistent with the Plan), to amend the terms and provisions of any such Agreement (not inconsistent with the Plan) and to make all other determinations necessary or advisable for the administration of the Plan.

(h)The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems desirable.  The determinations of the Committee in the administration of the Plan, as described herein will be final, binding and conclusive on all interested parties.

(i)All decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under an Award, and Participants shall be considered to have agreed to such terms by their acceptance of Awards.

(j)The Committee will maintain and keep adequate records concerning the Plan and concerning its proceedings and act in such form and detail as the Committee may decide.

(k)Except to the extent prohibited by applicable law or regulation, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, however, the Committee shall not delegate any such authority with respect to any Awards made to a Reporting Person.  The Committee may revoke any such allocation or delegation at any time.

(l)The Company and any Affiliate will, to the fullest extent permitted by law, furnish the Committee with such data and information as may be required for it to discharge its duties.  The records of the Company and any Affiliate as to an Eligible Individual’s employment, or other provision of services, termination of employment, or cessation of the provision of services, leave of absence, reemployment and compensation will be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefit under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

(m)To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

(n)Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed.)

4.SHARES AVAILABLE FOR AWARDS; AWARD LIMITS.

(a)Subject to adjustment as provided in Sections 4(e) and 4(f) below, the maximum total number of Shares that may be delivered under the Plan with respect to Awards granted on or after the 2017 Plan Effective Date, is 2,244,260 Shares, which is calculated as follows: (i) 1,840,000 Shares, plus (ii) the number of Shares that remained available for Awards under the Plan as of February 28, 2017 (404,260 Shares).  The number of Shares set forth in clause (ii) above will be reduced by the number of Shares subject to Awards granted under the Plan after February 28, 2017 and before the 2017 Plan Effective Date.  The Share reserve represents an increase of 1,840,000 Shares under this 2017 Plan restatement.  Within the Share reserve, the maximum number of Shares that may be issued under the Plan with respect to Incentive Stock Options granted on or after the 2017 Plan Effective Date is 2,244,260 Shares, subject to adjustment as described in Section 4(f) below.

(b)The maximum aggregate number of Shares with respect to which Options or SARs may be granted under the Plan to any individual employee during any calendar year shall be 500,000 Shares, subject to adjustment as described in Section 4(f) below.  The maximum aggregate number of Shares with respect to which Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards and Performance Awards may be granted under the Plan to any individual employee during any calendar year shall be 500,000 Shares, subject to adjustment as described in Section 4(f) below.  The foregoing individual Share limits shall apply without regard to whether such Awards are to be paid in Shares or cash.  If Performance Awards are denominated in cash, the maximum aggregate cash value that may be granted under the Plan to any individual employee during any calendar year shall be $3,500,000.  For dividends and dividend equivalents that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code, the maximum amount of cash dividends and dividend equivalents that any individual employee may accrue for any calendar year with respect to Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards and Performance Awards is $500,000.

(c)The maximum grant date value of Shares subject to Awards granted to any non-employee director during any calendar year, taken together with any cash fees payable to such non-

employee directors for services rendered during the calendar year, shall not exceed $500,000 in total value.  For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

(d)Shares to be issued under the Plan may be made available from authorized but unissued Stock, Stock held by the Company in its treasury, or Stock purchased by the Company on the open market or otherwise.  During the term of the Plan, the Company will at all times reserve and keep available the number of shares of Stock that are sufficient to satisfy the requirements of the Plan.

(e)If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, or surrendered without having been exercised, and if and to the extent that any award of Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards, or Performance Awards are forfeited or terminated, or otherwise are not paid in full, the Shares reserved for such Awards shall again be available for purposes of the Plan.  Shares surrendered in payment of the exercise price of an Option shall not be available for re-issuance under the Plan.  Shares withheld or surrendered for payment of taxes with respect to any Award shall not be available for re-issuance under the Plan.  If SARs are exercised and settled in Shares, the full number of Shares subject to the SARs shall be considered issued under the Plan, without regard to the number of Shares issued upon settlement of the SARs.  To the extent that Awards are to be paid in cash, and not in Shares, such Awards shall not count against the Share limits in Section 4(a).  This Section 4(e) shall apply only for purposes of determining the aggregate number of Shares that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of Shares with respect to which Awards may be granted to any individual Participant under the Plan.  For the avoidance of doubt, if Shares are repurchased by the Company on the open market with the proceeds of the exercise price of Options, such Shares may not again be made available for issuance under the Plan.

(f)In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined for applicable financial accounting purposes, or otherwise affects the Stock, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (i) the number and type of shares of Stock (or other securities or property) which thereafter may be made the subject of Awards, including the individual limits set forth in Section 4(b); provided, however, that with respect to such individual limits in Section 4(b), an adjustment will not be made unless such adjustment can be made in a manner that satisfies the requirement of Section 162(m) of the Code; (ii) the number and type of shares of Stock (or other securities or property) subject to outstanding Awards; (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, provided, however, that the number of Shares subject to any Award shall always be a whole number; and (iv) other value determinations and terms applicable to outstanding Awards,  including performance goals, consistent with the terms of the Plan.  The Committee’s adjustment shall be effective and binding for all purposes of this Plan; provided, that no adjustment shall be made which will cause an Incentive Stock Option to lose its status as such, and further provided that no such adjustment shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-

1(b)(5)(v)(E).  Furthermore, with regard to the requirements under Sections 409A and 424 of the Code for adjustments of Options and SARs, no adjustment as the result of a change in capitalization shall cause the exercise price to be less than the Fair Market Value of such Shares (as adjusted to reflect the change in capitalization) on the date of grant for purposes of Section 409A of the Code or 424, and any adjustment as the result of the substitution of a new stock right or the assumption of an outstanding stock right pursuant to a corporate transaction shall satisfy the conditions described in Treas. Reg. Section 1.409A-1(b)(5)(v)(D).

(g)In connection with the acquisition of any business by the Company or its Affiliates, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Substitute Awards under the Plan upon such terms and conditions as the Committee deems appropriate, which may include terms different from those described herein.  Such Substitute Awards shall not reduce the Plan’s available Shares as described above in Section 4(a), consistent with applicable stock exchange requirements, and shall not be limited by the individual limits in Section 4(b).

5.ELIGIBILITY.  All Eligible Individuals are eligible to participate in this Plan and receive Awards hereunder.  Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are eligible to receive Substitute Awards hereunder.

6.OPTIONS AND SARS.  The Committee is hereby authorized to grant Options and SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines and sets forth in the Agreement:

(a)The exercise price per Share under an Option or SAR will be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option or SAR.

(b)The term of an Option or SAR shall not exceed ten years from the date of grant.  The term of each Option and SAR will be fixed by the Committee and the effect thereon, if any, of the Separation from Service of the Participant will be determined by the Committee and set forth in the applicable Agreement.  The Agreement will contain the terms of the Award, including, but not limited to: (i) the number of Shares that may be issued upon exercise of an Option or number of SARs subject to an Award; (ii) the exercise price of each Option or SAR; (iii) the term of the Option or SAR; (iv) such terms and conditions on the vesting and/or exercisability of an Option or SAR as may be determined by the Committee; (v) any restrictions on transfer of the Option or SAR and forfeiture provisions; and (vi) such further terms and conditions, in each case, not inconsistent with this Plan as may be determined from time to time by the Committee.  In no event shall dividend rights or dividend equivalents accrue or be paid with respect to Shares subject to Options or SARs.

(c)Subject to the terms of the Plan and the related Agreement, any Option or SAR may be exercised at any time during the period commencing with either the date that Option or SAR is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option or SAR.  Unless the Committee determines otherwise, if a vested Option or SAR would terminate at a time when trading in Stock is prohibited by law or by the Company’s insider trading policy, the vested Option or SAR may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the Option or SAR).  A Participant may exercise his Option or SAR for all or part of the number of Shares or rights which he is eligible to exercise under terms of the Option or SAR.  The Participant may pay the exercise price for an Option in any of the following methods, as permitted by the Committee with respect to the Option: (i) in cash, (ii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board,

(iii) by “net exercise,” which is the surrender of Shares for which the Option is exercisable to the Company in exchange for a distribution of Shares equal to the amount by which the then Fair Market Value of the Shares subject to the exercised Option exceeds the applicable exercise price of the Option, or (iv) by such other method as the Committee may approve.

(d)The Agreement documenting an Option or SAR Award shall set forth the terms under which an Option or SAR Award may be exercised at or after Separation from Service.

(e)The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.  No Incentive Stock Option shall be granted to any Eligible Individual who is not an employee of the Company or a Subsidiary.  Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be Non-Qualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the date of grant) with respect to such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000.00, taking Options into account in the order in which they were granted or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

7.RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS.  The Committee is hereby authorized to grant Awards of Restricted Stock and/or Restricted Stock Units to Eligible Individuals.

(a)The Awards granted under this Section 7 are subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.  Such Awards will be evidenced by an Agreement containing the terms of the Awards, including, but not limited to: (i) the number of Shares of Restricted Stock or Restricted Stock Units subject to such Award; (ii) the purchase price, if any, of the Shares of Restricted Stock or Restricted Stock Units and the means of payment for the Shares of Restricted Stock or Restricted Stock Units; (iii) the performance criteria, if any, and level of achievement in relation to the criteria that shall determine the number of Shares of Restricted Stock or Restricted Stock Units granted, issued, retainable and/or vested; provided, however, that any such performance criteria shall be selected from the criteria set forth in Section 9(b) to the extent the Committee determines that the Award is intended to comply with Section 162(m) of the Code; (iv) such terms and conditions of the grant, issuance, vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units as may be determined from time to time by the Committee; (v) restrictions on transferability of the Restricted Stock or Restricted Stock Units; and (vi) such further terms and conditions, in each case, not inconsistent with this Plan as may be determined from time to time by the Committee.  Any dividend rights or dividend equivalents granted with respect to Shares of Restricted Stock or Restricted Stock Units shall vest and be paid only if and to the extent the underlying Shares of Restricted Stock or Restricted Stock Units vest and are paid, as determined by the Committee.

(b)The Agreement documenting a Restricted Stock Award or Restricted Stock Unit Award shall set forth the terms under which Restricted Stock or Restricted Stock Units may vest or become payable at or after Separation from Service.

(c)Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.  In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate will be registered in the name of the Participant and bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

(d)Unless the Agreement provides otherwise, Restricted Stock and Restricted Stock Unit Awards shall (subject to satisfaction of any purchase price requirement) be transferred or paid to the Participant as soon as practicable following the Award date or the termination of the vesting or other restrictions set forth in the Plan or the Agreement and the satisfaction of any and all other conditions of the Award applicable to such Restricted Stock or Restricted Stock Unit Award (the “Restriction End Date”), but in no event later than two and one-half (2½) months following the end of the calendar year that includes the later of the Award date or the Restriction End Date, as the case may be.  Unless the Agreement provides otherwise, in the event a Participant terminates service with the Company due to a Disability, then the Participant’s vested Restricted Stock Units shall be paid to the Participant within thirty (30) days of the Participant’s qualification for long-term disability under the Company’s long-term disability plan or policy, or the Committee’s determination of Disability, as the case may be.  Notwithstanding any of the foregoing, distributions of Stock under circumstances that constitute a “deferral of compensation” shall conform to the applicable requirements of Section 409A of the Code, including as set forth in Section 14(g) below.

8.STOCK AWARDS AND OTHER STOCK-BASED AWARDS.

(a)Stock Awards.  The Committee is hereby authorized to grant Stock Awards to Eligible Individuals.  Stock Awards may be issued by the Committee in addition to, or in tandem with, other Awards granted under this Plan, and may be issued in lieu of any cash compensation or fees for services to the Company as the Committee, in its discretion, determines or authorizes.  Stock Awards shall be evidenced by an Agreement or in such other manner as the Committee may deem necessary or appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.  In the event any stock certificate is issued in respect of Shares underlying a Stock Award, such certificate will be registered in the name of the Participant.  Dividends with respect to Stock Awards shall vest and be paid only if and to the extent the underlying Stock Awards vest and are paid, as determined by the Committee.

(b)Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends or dividend equivalents, as described in Section 10 below) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock (including, without limitation, securities convertible into Stock) as are deemed by the Committee to be consistent with the purposes of the Plan.  Subject to the terms of the Plan, the Committee will determine the terms and conditions of such Awards and set forth such terms and conditions in an Agreement related to such Award.  Shares or other securities delivered pursuant to a purchase right granted under this Section 8(b) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, as the Committee determines, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.  Any dividend rights or dividend equivalents granted with respect to Other Stock-Based Awards shall vest and be paid only if and to the extent the underlying Other Stock-Based Awards vest and are paid, as determined by the Committee.

(c)Unless the Agreement provides otherwise, Stock Awards and Other Stock-Based Awards shall be transferred or paid to the Participant as soon as practicable following the satisfaction of any and all conditions of the Agreement, but in no event later than two and one-half (2½) months following the end of the calendar year in which the Award vests, subject to the applicable requirements of Section 409A of the Code, including as set forth in Section 14(g) below.

9.PERFORMANCE AWARDS.

(a)The Committee is hereby authorized to grant Performance Awards to Eligible Individuals. Performance Awards may be Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards, or awards denominated in cash (including dividend equivalents).  Unless otherwise determined by the Committee, such Awards will be evidenced by an Agreement containing the terms of such Awards, including, but not limited to, the performance criteria and such terms and conditions as may be determined from time to time by the Committee, in each case, not inconsistent with this Plan.

(b)For Performance Awards intended to be performance-based compensation under Section 162(m) of the Code, the Performance Awards shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures established within 90 days after the beginning of the performance period (and before 25% of the performance period has been completed), as determined in writing by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof, or earnings targets that are adjusted to eliminate specified earnings, such as earnings from non-core sources,  gains from pension assets and timberland sales or unusual and non-recurring charges such as asset impairment charges or acquisition and integration related costs, capacity expansion costs, environmental compliance costs, and pension settlements); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt, net debt, debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, divestitures, business expansion, product diversification and other non-financial operating and management performance objectives.  Notwithstanding the foregoing, for Performance Awards intended to be performance-based compensation under Section 162(m) of the Code, the pre-established performance goals shall satisfy the requirements for performance-based compensation under Section 162(m) of the Code, including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met.  Performance goals may be applied to either the Company as a whole or to a business unit or Subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.

(c)To the extent consistent with Section 162(m) of the Code, the Committee may determine that certain adjustments apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any events that occur during a performance period, including: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including reductions in force and early retirement incentives; currency fluctuations; and any unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year.  For Awards intended to be performance-based compensation under Section 162(m) of the Code, the adjustment methodology shall be set at the time the pre-established goals relating to the Awards are established.

(d)For Awards intended to be performance-based compensation under Section 162(m) of the Code, performance goals relating to the performance measures set forth above shall be pre-established by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) of the Code and regulations promulgated thereunder.  In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

(e)The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Awards.  Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant.  Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may retain the discretion to reduce the amount of any Performance Award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant.  The Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

(f)Performance Awards shall be transferred or paid to the Participant as determined by the Committee in the applicable Agreement, consistent with the requirements of Section 409A of the Code.  The Committee may provide in the Agreement that Performance Awards may be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change in Control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

10.DIVIDEND EQUIVALENTS.  The Committee may grant dividend equivalents in connection with Awards (other than Options or SARs) under such terms and conditions as the Committee deems appropriate. Dividend equivalents with respect to Awards shall vest and be paid only if and to the extent the underlying Awards vest and are paid, as determined by the Committee.  Dividend equivalents may be paid to Participants currently or may be deferred, consistent with Section 409A of the Code, as determined by the Committee.  Dividend equivalents may be accrued as a cash obligation, or may be converted to Restricted Stock Units for the Participant, as determined by the Committee.  Unless otherwise specified in the Agreement, deferred dividend equivalents will not accrue interest.  Dividend equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee in the Agreement.

11.DURATION.  No Award may be granted under the Plan after the tenth anniversary of the 2017 Plan Effective Date.  Unless otherwise expressly provided in the Plan or in an applicable Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to administer the Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such

Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

12.CONSEQUENCES OF A CHANGE IN CONTROL

(a)Unless otherwise set forth in an Agreement, if a Change in Control occurs and Participants’ Awards remain outstanding after the Change in Control (or are assumed by, or converted to similar awards with equivalent value as of the date of the Change in Control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), and the Participant incurs an involuntary Separation from Service by the Company or its Affiliates or successors other than for cause (as defined in the Agreement) during a period specified by the Committee,  (i) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (ii) any restrictions and conditions on outstanding Stock Awards and Restricted Stock shall immediately lapse, and (iii) Awards of Restricted Stock Units, Other Stock-Based Awards, or Performance Awards shall become payable.  In that event, Awards that are based on performance goals shall vest and be payable as determined by the Committee in the Agreement.

(b)Unless otherwise set forth in an Agreement, if a Change in Control occurs and Participants’ Awards do not remain outstanding after the Change in Control (and are not assumed by, or converted to similar awards with equivalent value as of the date of the Change in Control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), (i) all outstanding Options and SARs shall immediately vest and become exercisable, (ii) any restrictions on Stock Awards and Restricted Stock shall immediately lapse, and (iii) Restricted Stock Units, Other Stock-Based Awards, or Performance Awards shall become payable as of the date of the Change in Control.  In that event, Awards that are based on performance goals shall vest and be payable as determined by the Committee in the Agreement.

(c)Notwithstanding the foregoing, the Committee may establish such other terms and conditions relating to the effect of a Change in Control on Awards as the Committee deems appropriate.  In addition to other actions, in the event of a Change in Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of any Participant:  (i) the Committee may determine that outstanding Awards shall be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation); (ii) the Committee may determine that outstanding Options and SARs shall automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding Stock Awards and Restricted Stock shall immediately lapse; (iii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Awards of Restricted Stock Units, Other Stock-Based Awards, or Performance Awards, in such amount and form as may be determined by the Committee; (iv) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and SARs exceeds the exercise price, and (v) after giving Participants an opportunity to exercise all of their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate.  Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify.  Without limiting the foregoing, if the per share Fair Market Value of the Shares does not exceed the per share exercise price, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR.  Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change in Control or such other date as the Committee may specify.

13.AMENDMENT, MODIFICATION AND TERMINATION.

(a)Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without: (i) shareholder approval if such approval is necessary to comply with any tax, legal or regulatory (including, for this purpose, the rules of any national securities exchange(s) on which the Stock is then listed) requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) the consent of the affected Participant, if such action would adversely affect any material rights of such Participant under any outstanding Award.  Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary: (i) to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan; and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

(b)The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder or beneficiary of an Award, subject to Section 13(f) below; provided, however, that no such action shall impair any material rights of a Participant or holder or beneficiary under any Award theretofore granted under the Plan.  The Committee may, in its discretion, vest part or all of a Participant’s Award that would otherwise be forfeited, consistent with the requirements of Section 409A of the Code.  Notwithstanding the foregoing, no waiver, amendment, alteration, suspension, discontinuation or termination of the Award by the Committee shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation, within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E).  Furthermore, in no event may the Committee exchange Awards previously granted for Awards of a different type, and in the event of an exchange of Options or SARs permitted by Section 13(f) below, the maximum term of the Options or SARs (e.g., ten year term) may not be extended pursuant to the exchange.

(c)With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend, or otherwise modify, without Board or shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law; provided that such amendment or other modification shall not, without the approval of the shareholders of the Company, increase the total number of Shares reserved for purposes of the Plan, expand the class of Eligible Individuals who may receive Awards under the Plan, add a new type of Award to the Plan or make other changes that would require the approval of the shareholders of the Company under the rules of the national securities exchange(s) on which the Company’s Stock is then listed.

(d)The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, an event affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles), whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, subject, with respect to Awards intended to meet the requirements of Section 162(m) of the Code, to compliance with the provisions of Section 162(m), as applicable.

(e)In addition to the other provisions of this Section 13, in connection with an event described in Section 4(f) or such other events as determined by the Committee and set forth in an Agreement, and subject to 13(f) below, the Committee may, in its discretion: (i) cancel any or all outstanding Awards under the Plan in consideration for payment to the holder of each such cancelled Award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such Award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price, if any, that would have been payable therefore; or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind.  Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Committee’s discretion.  Such payment shall be transferred or paid to the Participant as determined by the Committee, consistent with the requirements of Section 409A of the Code.

(f)Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the Company may not, without shareholder approval, (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or (iii) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

(g)The Plan must be reapproved by the shareholders of the Company no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan, if additional Awards (other than Options or SARs) are to be granted as performance-based compensation under Section 162(m) of the Code and if required by Section 162(m) of the Code or the regulations thereunder.

14.MISCELLANEOUS.

(a)Nothing in the Plan or in any Agreement confers upon any Eligible Individual who is a Participant the right to continue in the service or employment of the Company or any Affiliate or affects any right which the Company or any Affiliate may have to terminate or modify the employment or provision of service of the Participant with or without cause.

(b)The Company has the right to withhold from any payment of cash or Stock to a Participant or other person under the Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state, local income tax or such other applicable taxes (“Taxes”) with respect to the Award.  The Company may require the payment of any Taxes before issuing any Stock pursuant to the Award.  The Committee may, if it deems appropriate in the case of a Participant, provide for withholding of such Taxes through a reduction of the number of Shares delivered to such Participant, or allow the Participant to elect to cover all or any part of such withholding for Taxes, through a reduction of the number of Shares delivered to the Participant or a subsequent return to the Company of Shares held by the Participant, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws.

(c)Awards received by a Participant under this Plan are not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement, or unless the Committee so determines.  No provision of the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, including incentive arrangements providing for the issuance of options and stock, and awards that do not qualify under Section 162(m) of the Code, and such arrangements may be generally applicable or applicable only in specific cases.

(d)Except as the Committee may otherwise determine from time to time: (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; and provided, further, however, that in no event shall the Committee authorize any assignment, alienation, sale, or other transfer under this paragraph that would provide a Participant or beneficiary with the opportunity to receive consideration from a third party; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.  The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case maybe, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)This Plan is unfunded and the Company is not required to segregate any assets that may at any time be represented by Awards under this Plan.  Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor.  To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(f)Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the applicable Agreement.  Except as may be required by law, neither the Company nor any member or former member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(k) hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, under this Plan.

(g)This Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable.  All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code.  If an Award is subject to Section 409A of the Code, unless the Agreement specifically provides otherwise:  (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (iii) payments to be made upon a Change in Control shall only be made upon a “change of control event” under Section 409A of the Code, (iv) each payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (v) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code.  Any Award granted under this Plan that is subject to Section 409A of the Code and that is to be distributed to a “specified employee” (as defined below) upon Separation from Service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s Separation from Service, if required by Section 409A of the Code.  If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period.  If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death.  The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the specified employee requirements of Section 409A of the Code.

(h)No certificate for Shares distributable pursuant to this Plan will be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of Section 409A of the Code, applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the national securities exchange(s) on which the Company’s Stock may, at such time, be listed.

(i)All Awards made under this Plan shall be subject to any applicable clawback or recoupment policies, insider trading policies, policies prohibiting pledging or hedging of Shares, and other policies that may be implemented by the Board from time to time.

(j)In the event that any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k)No fractional Shares shall be issued or delivered pursuant to this Plan or any Agreement, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(l)To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

Pursuant to authority granted to Eileen L. Beck, Vice President of Human Resources, in resolutions of the Board of Directors dated February 23, 2017, the foregoing Amended and Restated Long-Term Incentive Plan is adopted by the Board on the 23rd day of February, 2017, to be effective as of the date this amended and restated Long-Term Incentive Plan is approved by the Company’s shareholders, which is expected to occur on May 4, 2017.

P. H. GLATFELTER COMPANY
By:	/s/ Eileen L. Beck
Vice President of Human Resources

P. H. GLATFELTER COMPANY Admission Ticket IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 3, 2017. Vote by Internet Go to www.investorvote.com/glt Or scan the QR code with your smartphone Follow the steps outlined on the secure website Using a  black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 4, and to hold an advisory vote on executive compensation every year. 1. Election of Directors: CUMULATIVE VOTING: Director Nominees Number of Votes Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 - Bruce Brown 02 - Kathleen A. Dahlberg 03 - Nicholas DeBenedictis 04 - Kevin M. Fogarty 05 -  J. Robert Hall 06 - Richard C. Ill 07 - Ronald J. Naples 08 - Dante C. Parrini 09 - Lee C. Stewart 01 - Bruce Brown Votes FOR 02 - Kathleen A. Dahlberg Votes FOR 03 - Nicholas DeBenedictis Votes FOR 04 - Kevin M. Fogarty Votes FOR 05 - J. Robert Hall Votes FOR 06 - Richard C. Ill Votes FOR 07 - Ronald J. Naples Votes FOR 08 - Dante C. Parrini Votes FOR 09 - Lee C. Stewart Votes FOR Total Votes Cast For Against Abstain CUMULATIVE VOTING: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the Proxy Statement, mark the CUMULATIVE VOTING box and indicate the number of votes that you would like to cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times 9. NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail. 2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017. 3. Proposal to approve the Company’s Amended and Restated Long-Term Incentive Plan. 4. Advisory approval of the Company’s executive compensation and pay practices.5. Advisory vote on the frequency of holding advisory votes on executive compensation and pay practices.every year every 2 years every 3 years Abstain IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. 02JBFE 1 U P X

2017 Annual Meeting Admission Ticket Thursday, May 4, 2017 at 9:00 a.m. York County History Center, Historical Society Museum 250 E. Market Street, York, PA 17403 Upon arrival, please present this admission ticket, photo identification and any other required documents. Driving Instructions to the York County History Center, Historical Society Museum, 250 E. Market Street, York, PA 17403: From the South: Take I-83 North to Exit 15 (S. George Street - Business 83). Follow George St. into the Center Square of York (Market & George St. intersection). Make a right on Market St. and go 3 blocks to 250 E. Market on your right. From the North: Take I-83 to Exit 22 (N. George Street). Follow George St. South to traffic light at Market St. Make a left on Market St. and go 3 blocks to 250 E. Market St. on your right. From the East: Take Route 30 West and make a left onto George Street (just past I-83) and follow directions from the North above. From the West:  Take Route 462 (W. Market Street) from Route 30. Follow Market Street into town to 250 E. Market St. on your right. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 4, 2017. P. H. Glatfelter Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2016, are available via the Internet at: www.glatfelter.com/about_us/investor_relations/sec_filings.aspx and also at www.investorvote.com/glt q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — P. H. GLATFELTER COMPANY YORK, PENNSYLVANIA PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 4, 2017, 9:00 A.M. The undersigned shareholder of P. H. Glatfelter Company hereby appoints Richard C. Ill and Ronald J. Naples and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the  York County History Center, Historical Society Museum, 250 E. Market St. York, PA 17403 on Thursday, May 4, 2017, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof. When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election of each of the directors listed, FOR proposals 2, 3 and 4 and to hold an advisory vote on executive compensation annually. (PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)B Non-Voting Items (Continued and to be signed on reverse side)  Change of Address — Please print new address below. Comments — Please print your comments below. C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below In voting by mail this section must be completed for your vote to be counted. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.